Exhibit 2.1

Execution Copy

PURCHASE AND SALE AGREEMENT

dated as of January 18, 2005

BY AND AMONG

CSL LIMITED,

CSL INTERNATIONAL PTY LTD, and

CSL UK HOLDINGS LIMITED,

as SELLERS

and

SIGMA-ALDRICH CORPORATION,

as BUYER

i

3.34	Customers and Suppliers	45
3.35	Foreign Operations and Export Control	46
3.36	True Copies of Documents	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		47
4.1	Organization and Authority of Buyer	47
4.2	Consents and Approvals	47
4.3	Brokers and Finders	47
4.4	Financial Capability	47
4.5	Investment Matters	48

ARTICLE V COVENANTS		48
5.1	Conduct of the Companies, and the JRH Business	48
5.2	Non-Competition; Non-Solicitation	50
5.3	Governmental Consents	51
5.4	Third Party Consents	51
5.5	Cooperation	52
5.6	Access and Information	52
5.7	Termination of Certain Contracts; Satisfaction of Closing Date Debt	54
5.8	Tax Check the Box Requirement	54
5.9	Labor Matters, WARN, TULCRA	54
5.10	Intentionally Omitted	55
5.11	Employee Benefit Plans	55
5.12	Contacts with Suppliers, Customers and Other Parties	58
5.13	Indemnification of Directors, Officers and Employees; Directors’ and Officers’ Insurance	58
5.14	Further Assurances	58
5.15	Change of Name	58
5.16	No Solicitation of Transactions	59
5.17	Financial Statements	59
5.18	Supplements to Schedules	59
5.19	Deed of Cross Guarantee	60
5.20	Continuation of Insurance	60
5.21	Limitation on Bill and Hold	61
5.22	Covenants Regarding Certain Agreements	61
5.23	BPCS Softward License	61

ARTICLE VI CONDITIONS		62
6.1	Conditions to Obligations of Each Party	62
6.2	Conditions to Obligations of Buyer	62
6.3	Conditions to Obligations of Sellers	64

ARTICLE VII TERMINATION		65
7.1	Termination	65
7.2	Effect of Termination	66

ARTICLE VIII INDEMNIFICATION		66
8.1	Indemnification by CSL	66

8.2	Indemnification by Buyer	68
8.3	Calculation of Losses	69
8.4	Termination of Indemnification	70
8.5	Procedures Relating to Indemnification	70
8.6	Additional Procedures Relating to Environmental Matters	71
8.7	Survival	74
8.8	Right to Indemnification Not Affected by Knowledge	75
8.9	Coordination With Tax Covenant	75

ARTICLE IX TAX INDEMNIFICATION		75
9.1	CSL Tax Indemnity	75
9.2	Excluded Tax Liabilities	76
9.3	Buyer Tax Indemnity	77
9.4	Due Dates	77
9.5	Proration of Certain Taxes	77
9.6	Tax Cooperation	78
9.7	Survival	80
9.8	Refunds	80
9.9	Tax Covenants	80

ARTICLE X OTHER PROVISIONS		81
10.1	Amendment and Waiver	81
10.2	Fees and Expenses	81
10.3	Binding Agreement; Assignment	81
10.4	Entire Agreement	81
10.5	Remedies	82
10.6	No Third-Party Beneficiaries	82
10.7	Schedules	82
10.8	Conversion of Amounts into U.S. Dollars	82
10.9	GST Issues	82
10.10	Interpretation; Headings; Etc.	83
10.11	Notices	83
10.12	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL	84
10.13	Severability	85
10.14	Counterparts	85
10.15	Public Announcements	85
10.16	Designation and Authority of Seller Representative	85

Schedule 2.4(a)	Calculation of Net Working Capital

Schedule 2.5	Escrow Agreement

Schedule A	Seller Disclosure Schedule

Schedule B	Buyer Disclosure Schedule

Schedule C	Australian Benefit/Employment Addendum

Schedule D	Seller Transition Services Agreement

Schedule E	Buyer Transition Services Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is dated as of January 18, 2005, by and among the following Persons:

CSL Limited (ABN 99 051 588 348), a company incorporated in Australia, of 45 Poplar Road, Parkville, Victoria, Australia (“CSL”),

CSL International Pty Ltd (ABN 63 066 194 938), a company incorporated in Australia, of 45 Poplar Road, Parkville, Victoria, Australia (“CSL International”),

CSL UK Holdings Limited, a private company limited by shares incorporated in England and Wales (registered no. 04392736) (“CSL/UK”; and together with CSL and CSL International, “Sellers” and each a “Seller”), and

Sigma-Aldrich Corporation, a Delaware corporation (“Buyer”).

RECITALS

CSL owns all of the issued and outstanding Capital Securities of (i) JRH Biosciences Pty Ltd. (ABN 64 051 958 377), a company incorporated in Australia (“JRH/Australia”) and (ii) CSL International.

CSL International owns all of the issued and outstanding Capital Securities of CSL US Inc., a Delaware corporation (“CSL/US”), and CSL/US in turn owns all of the issued and outstanding Capital Securities of JRH Biosciences, Inc., a Delaware corporation (“JRH/US”).

CSL International also owns all of the issued and outstanding Capital Securities of CSL Denmark APS, a corporation formed under the laws of Denmark (“CSL/Denmark”), which in turn owns all of the issued and outstanding Capital Securities of CSL/UK, which in turn owns all of the issued and outstanding Capital Securities of JRH Biosciences Limited, a company limited by shares incorporated in England and Wales (registered no. 03195318) (“JRH/UK”).

Collectively, JRH/Australia, JRH/US, and JRH/UK are referred to as the “Operating Companies” and each an “Operating Company.” The Operating Companies and CSL/US are known collectively as the “Companies” and each a “Company”.

The Companies collectively comprise CSL’s “JRH Biosciences” division (the “JRH Division”), which (i) collects non-human sera and other animal (non-human) by-products, (ii) researches, manufactures, markets and sells cell culture enabling consumable products and services primarily for use in the development and manufacture of biopharmaceuticals and for general research and quality control purposes in diagnostic, academic, governmental and industrial applications, (iii) markets and sells animal by-products and (iv) distributes sterile disposable containers for the purpose of transporting and storing liquid solutions and research plastic wares (the “JRH Business”).

Buyer desires to purchase, and the Sellers desire to sell, the JRH Division through the purchase and sale of all of the issued and outstanding Capital Securities of each of JRH/Australia, CSL/US, and JRH/UK on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. For purposes of this Agreement the following terms have the meanings specified or referred to in this Article I:

“ACCC” has the meaning set forth in Section 6.1(a).

“Accounting Procedures” has the meaning set forth in Section 2.4(a).

“Accounts Receivable” has the meaning set forth in Section 3.26.

“Affiliate” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Purchase and Sale Agreement and all exhibits and schedules hereto, as the same may be amended from time to time hereafter in accordance with the terms hereof.

“ASIC” means the Australian Securities and Investment Commission.

“Australian Benefit/Employment Addendum” has the meaning set forth in Section 5.11(a).

“Australian Company Plans” has the meaning set forth in Section 3.16B(a).

“Australian Employees” has the meaning set forth in Section 3.16B(a).

“Australian Funds” has the meaning set forth in Section 3.16B(f).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Biocor Sale” has the meaning set forth in Section 8.1(a)(iv).

“Brisbane Expansion Project” means the design and construction of leasehold improvements at the Brisbane Leased Real Property for purposes of the Brisbane Intended Business Operations.

“Brisbane Intended Business Operations” means a facility for the processing of not less than 65,000 liters of blood per year for the production of raw serum meeting JRH/Australia’s specifications (within normal tolerances), and the packaging and shipping thereof that also meets specifications for use in the manufacture of filtered serum, all as necessary for future manufacturing use in accordance with cGMP Standards and labeled as “For Future Manufacturing Use”.

“Brisbane Lease” means the real estate lease dated 10 July 2004 by and between JRH/Australia and Jacoby Property Investments Pty Ltd. for the Brisbane Leased Real Property.

“Brisbane Leased Real Property” means the leased real property located at 1343 Wynnum Road, Tingalpa, Queensland, Australia.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, N.Y. are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.11(d).

“Buyer Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).

“Buyer Plans” has the meaning set forth in Section 5.11(a).

“Buyer Price Estimate” has the meaning set forth in Section 2.4(a).

“By-Prod” means By-Prod Corporation.

“By-Prod Agreement” means the Asset Purchase Agreement, dated as of 24 January 2003, by and among By-Prod, The Siris Group, LLC, Siris Transport Services, LLC, S&B Investments, Richard N. Schiff and Keith A. Busch, as Sellers, and JRH/US, as Buyer.

“Capital Securities” means, as to any Person that is a corporation or a company limited by shares, the authorized capital stock or issued shares of such Person, including all classes and series of ordinary, common, preferred, voting and nonvoting capital stock and shares, and, as to any Person that is not a corporation, company limited by shares or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such shares include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Cash” means cash and Cash Equivalents of the Companies as of the Closing Date as determined in accordance with GAAP; provided, however, that for purposes of determining Closing Net Cash, Cash held in accounts outside of the U.S. shall be limited to an aggregate of not more than U.S.$2,500,000 in accounts of JRH/Australia and JRH/UK.

“Cash Equivalents” means (i) money market accounts, (ii) balances maintained in the accounts listed in Section 3.29 of the Seller Disclosure Schedule, (iii) marketable obligations issued or unconditionally guaranteed by any national government of the U.S., Australia, Canada, Japan, Switzerland, the UK or any member nation of the European Union having the Euro as its official currency, in each case maturing within one hundred eighty (180) days after the date of acquisition thereof, or (iv) time deposits or certificates of deposit maturing within ninety (90) days after the date of acquisition thereof, issued by any U.S.-based commercial bank that has capital surplus and undivided profits (as shown on its most recent statement of condition) aggregating not less than U.S.$100,000,000 (or equivalent value) and is rated A or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or otherwise as approved by Buyer.

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“cGMP Standards” means, with regard to products manufactured by the Companies to which such standards are applicable, whether through application of Law, customer requirement or otherwise, current good manufacturing practices (1) as defined in Title 21 of the United States Code of Federal Regulations (CFR), Part 210 “Current Good Manufacturing Practices in Manufacturing, Processing, Packing, or Holding of Drugs; General”; Part 211 “Current Good Manufacturing Practices for Finished Pharmaceuticals”; Part 600 “Biological Products; General”; Part 606, “Current Good Manufacturing Practices for Blood and Blood Components”; and Part 820 “Quality System Regulation”; and all relevant guidance thereto published by FDA; (2) as defined in the European Union under Commission Directive 2003/94/EC “Medicinal Products for Human and Veterinary Use: Good Manufacturing Practice” and relevant guidance, including “The Rules Governing Medicinal Products in the European Union” as implemented in the national laws of member states; and (3) as established and regulated pursuant to the TGA Act and Regulations.

“Charter Documents” means the articles or certificate of incorporation, memorandum and articles of association, by-laws, statute, constitution, joint venture agreement, shareholders agreement, limited liability company agreement, operating agreement, partnership agreement or articles or other organizational document of any Person other than an individual, each as from time to time amended or modified.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” means the consolidated statement of financial position of the Companies as of the close of business in each respective jurisdiction on the Closing Date in accordance with GAAP, with such GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing Date Purchase Price Amount” means the amount determined in accordance with Section 2.4(a).

“Closing Indebtedness” means, with respect to the Companies as of the Closing Date, (i) any indebtedness for borrowed money, (ii) any indebtedness arising under capitalized leases, (iii) any liabilities arising under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Companies against fluctuations in interest rates, (iv) any liabilities under outstanding unaccrued incentive plans or bonus schemes, (v) direct and indirect unfunded pension liabilities, retiree medical obligations and other unfunded post retirement benefits, (vi) any indebtedness for the deferred purchase price of property or services (excluding accounts payable arising in the ordinary course of business for inventory, supplies and services (but including accounts payable for furniture, fixtures and equipment)), (vii) any unpaid Transaction Related Expenses, (viii) current liabilities for Taxes accrued by any Company net of current tax assets, including prepaid or refundable value added taxes, sales taxes and similar items (in each case, excluding deferred Tax items), which can be a positive or negative number, (ix) the net present value of the guaranteed deferred or supplemental payments provided for pursuant to the By-Prod Agreement as reflected on the Closing Date Balance Sheet, (x) any inter-company indebtedness and (xi) any interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (x).

“Closing Net Cash” means the difference between Cash and Closing Indebtedness as of the Closing Date.

“Closing Net Working Capital” means the amount of Net Working Capital as of the Closing Date.

“Closing Net Working Capital Adjustment” means the adjustment to the Purchase Price contemplated by Section 2.1(b)(ii).

“Closing Purchase Price Adjustment Certificate” has the meaning set forth in Section 2.4(b).

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations promulgated thereunder.

“Company” and “Companies” have the meaning set forth in the Recitals.

“Company 401(k) Plan” has the meaning set forth in Section 5.11(d).

“Company Plans” means, collectively, the U.S. Company Plans, the Australian Company Plans and UK Company Plans.

“Competing Business” means the JRH Business, provided that “Competing Business” does not include the formulation and sale of human plasma and human plasma proteins (other than growth factors), either recombinant or fractionated from human plasma, including human albumin, whether or not such human plasma and human plasma proteins may be used in cell culture.

“Confidential Information” means any information concerning the JRH Business that is not generally available to the public as of the date hereof, including, but not limited to, information concerning sera supply, customers and sales.

“Confidentiality Agreement” has the meaning set forth in Section 5.6(a).

“Contest” has the meaning set forth in Section 9.6(e).

“Continuing Employees” has the meaning set forth in Section 5.11(a).

“Contracts” means any agreement, assignment, lease, license, contract, note, mortgage, indenture or other instrument or document creating rights or obligations on the part of the parties thereto (whether written or oral and including all amendments or other modifications thereto).

“CSL” has the meaning set forth in the first paragraph of this Agreement.

“CSL’s Accountants” has the meaning set forth in Section 2.4(b).

“CSL Denmark” has the meaning set forth in the Recitals to this Agreement.

“CSL International” has the meaning set forth in the first paragraph of this Agreement.

“CSL Price Estimate” has the meaning set forth in Section 2.4(a).

“CSL Secondees” means the CSL employees identified in Section 5.11 of the Seller Disclosure Schedule.

“CSL/UK” has the meaning set forth in the first paragraph of this Agreement.

“CSL/US” has the meaning set forth in the Recitals to this Agreement.

“CSL/US Balance Sheet” has the meaning set forth in Section 3.6(a).

“CSL/US Financial Statements” has the meaning set forth in Section 3.6(a).

“Current Products” has the meaning set forth in Section 3.13(b).

“DEA” means the U.S. Drug Enforcement Agency.

“Debt Releases” means (i) the release of CSL/US of its debts, liabilities and obligations arising under the Note and Guarantee Agreement dated as of December 19, 2002 among CSL/US, CSL, CSL Finance PTY Ltd. and certain other persons, as amended, (ii) the release of CSL/US of its debts, liabilities and obligations arising under the Syndicated Global Multicurrency Revolving Facility Agreement (amended and restated as of March 18, 2004) among CSL, CSL/US, Deutsche Bank AG, Melbourne as Global Facility Agent, and certain other persons and (iii) the release of JRH/Australia of its debt, liabilities and other obligations arising under the Deed of Cross Guaranty referenced in Section 5.19.

“D&T Valuation Report” means the Preliminary Allocation Analysis of Certain Operating Entities as of September 30, 2004, dated December 21, 2004, prepared by Deloitte & Touche with respect to the values of each of CSL/US, JRH/Australia and JRH/UK.

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, option, pledge, equitable interest, claim or restriction of any kind, including any restriction on use, transfer, receipt of income, voting, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), natural resources, plant and animal and any other environmental medium or natural resource.

“Environmental Law” means any Law (including the laws of negligence and nuisance) or Order which has competent jurisdiction over matters relating to the protection of human health, natural resources, “heritage” (as applied under the laws of Australia) and threatened, endangered and other flora and fauna species or the Environment, the use, storage, handling, release or disposal of any Hazardous Substance or the disposal, use, reuse or recycling of solid and packaging wastes, including, by way of example and not limitation: CERCLA, the (UK) Environmental Protection Act 1990, as amended; and the (Australia) Environmental Protection Act 1970 (Vic), as amended. “Environmental Law” shall also include any approval, permit, consent, license, or other grant of authority that is issued pursuant to an Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning as set forth in Section 2.5.

“Escrow Agreement” has the meaning set forth in Section 2.5.

“Escrow Amount” has the meaning as set forth in Section 2.5.

“Estimated Closing Purchase Price Certificate” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price Objection Notice” has the meaning set forth in Section 2.4(a).

“FDA” means the U.S. Food and Drug Administration.

“FDA Acts and Regulations” has the meaning set forth in Section 3.13(b).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“GAAP” means the requirements of the Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Consensus views, the requirements of the Corporations Act 2001 (Cth) in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles under prevailing Australian accounting rules and regulations applied from time to time for companies similar to CSL.

“Goal Sharing Plan” has the meaning set forth in Section 5.11(f).

“Governmental Consents” means any approval, consent, waiver, certification, decree, registration, qualification, clearance, license, permit, or other authorization required to be obtained from any competent Governmental Entity under applicable Law in order lawfully to consummate the transactions contemplated hereby, including the expiration or termination of any applicable waiting period under the HSR Act or other applicable Law.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, tribunal, body, instrumentality or other governmental entity, whether federal, state, local or supra-national, including, without limitation, of the European Union, UK, U.S. and Australia and political subdivisions thereof.

“Greenlea” means Greenlea Premier Meats Ltd. (New Zealand Company No. 558256).

“Greenlea Indemnification Amount” means the product of (i) 50% multiplied by (ii) the sum of the total actual purchase cost pursuant to the Greenlea Supply Contract of the Remaining Greenlea Serum Inventory plus any additional cost incurred by Buyer to process in the ordinary course Greenlea Serum which is part of the Remaining Greenlea Serum Inventory.

“Greenlea Serum” means the raw foetal bovine serum purchased by JRH/Australia from Greenlea in accordance with the Greenlea Supply Contract through the Closing Date.

“Greenlea Supply Contract” means the Raw Foetal Bovine Serum Supply Agreement dated May 1, 2004 between Greenlea and JRH/Australia pursuant to which JRH/Australia is obligated to purchase from Greenlea amounts of raw foetal bovine serum.

“Guaranteed Senior Notes” means the 5.30% Series A Guaranteed Senior Notes due 2012 and the 5.90% Series B Guaranteed Senior Notes due 2012.

“Hazardous Substance” means any pollutant, contaminant, toxic or similar substance or any substance at such concentrations that is known to cause or may cause injury to human health or the Environment, including, but not limited to, asbestos containing materials, polychlorinated biphenyls, ozone depleting substances and petroleum or petroleum products.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means whichever of the Buyer Indemnified Party or Seller Indemnified Party which is entitled to indemnification hereunder, as the case may be.

“Indemnifying Party” means whichever of Buyer or CSL which is obligated to indemnify one or more Indemnified Parties hereunder, as the case may be.

“Independent Accounting Firm” has the meaning set forth in Section 2.4(d).

“Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registrations thereof, (iii) copyrights, whether registered or not registered, and registrations and applications for registration thereof, including software and web sites, (iv) registered designs, design applications and unregistered design rights, and (v) trade secrets, formulas, inventions, know-how, manufacturing and production process and techniques, Moral Rights and other proprietary business and intellectual property rights.

“Inter-Company Contract” has the meaning set forth in Section 3.21.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(b).

“Interim Financial Statements” has the meaning set forth in Section 3.6(b).

“IRS” shall mean the U.S. Internal Revenue Service.

“JRH/Australia” has the meaning set forth in the Recitals to this Agreement.

“JRH Business” has the meaning set forth in the Recitals to this Agreement.

“JRH Division” has the meaning set forth in the Recitals to this Agreement.

“JRH Intellectual Property” means, collectively, the JRH Licensed Intellectual Property, the JRH Non-Registered Owned Intellectual Property and the JRH Registered Owned Intellectual Property.

“JRH Licensed Intellectual Property” means all material Intellectual Property owned by a third-party that any of the Companies licenses or otherwise has the right to use.

“JRH Non-Registered Owned Intellectual Property” means all Intellectual Property that is owned and used (or intended to be used) by any of the Companies, whether solely or jointly with any third party, and is not registered with a Governmental Entity and for which an application for registration has not been filed with a Governmental Entity.

“JRH Registered Owned Intellectual Property” means all Intellectual Property that is owned and used (or intended to be used), whether through registration, grant, assignment or other appropriate means, by any of the Companies and that is registered with a Governmental Entity or for which an application for registration has been filed with a Governmental Entity.

“JRH/UK” has the meaning set forth in the Recitals to this Agreement.

“JRH/US” has the meaning set forth in the Recitals to this Agreement.

“Knowledge of Seller” and similar phrases mean the actual knowledge after reasonable inquiry, or the knowledge that a prudent individual in such individual’s position would reasonably be expected to have, of each of John Levy (Group Controller) of CSL and the following members of the JRH Division management: Thomas G. Giarla (President), Archie F.S. Cullen (Vice President-Sales and Marketing), Douglas Gray (General Manager, JRH Asia Pacific), Karen Etchberger, PhD (Technical Director), James Love (Director of Operations), Thorpe Pehrson (Finance Director), Patricia Pilshaw (IT Director), Cindy Howard (Director of Human Resources), Keith Busch (Manager, By-Prod), Rick Mulford (Manager, By-Prod), Simon Tooth (Manager, Australian by-products business) and Caroline Krause (Director of Marketing).

“Law” shall mean any law (including common law), statute, statutory instrument, rule, regulation or codified or published directive, ordinance or decree of a Governmental Entity, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law and, with respect to Australia and the UK, generally accepted custom and practice.

“Lead Party” has the meaning set forth in Section 8.6.

“Legitimate Business Purpose” has the meaning set forth in Section 8.6(a).

“Lenexa Expansion Project” means the design and construction of a pin milling facility for the production of dry powder media in Lenexa, Kansas.

“Lenexa Intended Business Operations” means a dry powder media production facility with (i) a pre-blending conical screw blender with a capacity of not less than 4,000 kilograms, (ii) a continuous pin mill with a maximum production capacity of not less than 570 kilograms of dry powder media per hour and 624,000 kilograms of dry powder media per year, and (iii) a post-blending conical screw blender with a capacity of not less than 4,000 kilograms, meeting cGMP Standards.

“Lenexa Real Property” means the Owned Real Property located in Lenexa, Kansas.

“Losses” has the meaning set forth in Section 8.1 (a).

“Material Adverse Effect” means the following:

(a) any change in or effect on the JRH Business that (when taken together with all other changes in or effects on the JRH Business) is, or is reasonably likely to be, materially adverse to the assets, liabilities, financial condition or operations of the Companies existing or conducted as of the date hereof when taken as a whole; provided, however, that in no event shall any of the following be considered in determining whether or not there is a Material Adverse Effect for purposes of this clause (a): (i) any change in Law or GAAP or interpretations thereof (other than changes in the FDA Acts and Regulations, TGA Acts and Regulations and comparable Laws in effect in the UK and Germany, or interpretation thereof); (ii) any change or development in economic, regulatory, business, or financial market conditions generally; (iii) any change or development generally affecting the industries in which the Operating Companies operate (other than any change or developments relating to Bovine Spongiform Encephalopathy (“BSE”), Hoof-and-Mouth Disease (“HMD”), or any natural disaster affecting cattle stock in Australia or the U.S.); (iv) any change in national or international political or social conditions, including any acts of terrorism or war occurring anywhere in the world (whether against a nation or otherwise), (v) any change connected with the execution or announcement of this Agreement and the performance of the transactions contemplated hereby and which is a result of the identity or Actions of Buyer; (vi) either of the following matters resulting from the separation of the JRH Business and the Companies from the Sellers as contemplated hereby: (A) changes in the insurance coverage, whether relating to periods before or after the Closing or (B) the costs, availability and terms of third party financing; (vii) the absence following the Closing of the services provided to the Companies by any of the Sellers or other CSL Affiliates (other than the Companies) prior to the Closing; or (viii) any breach of this Agreement by Buyer;

(b) the Lenexa Expansion Project not being, in accordance with the construction contracts therefor, substantially on schedule to being operational (subject to customer qualification) on or before June 30, 2005;

(c) the Brisbane Expansion Project not being, in accordance with the construction contracts therefor, substantially on schedule to being operational on or before April 15, 2005; or

(d) any “Negative Factual Developments” that, when taken together, are reasonably likely to result in either (i) gross sales to Customers 2-10 in calendar year 2005 declining by $8,500,000 or more as compared to gross sales made to Customers 2-10 during calendar year 2004, after giving consideration to any reasonably likely increases in gross sales in calendar year 2005 to any of Customers 2-10 or (ii) gross sales to the Largest Customer in calendar year 2005 declining by $8,500,000 or more as compared to sales made to the Largest Customer during calendar year 2004.

The term “Actions” as used in the foregoing paragraph (a) and in the definition of “Negative Factual Developments” below means actions taken by Buyer that are not commercially reasonable and that are not required of Buyer in order to perform its obligations under this Agreement.

The term “Negative Factual Developments” means facts existing at any time so long as: (x) such facts either (i) were not in the public domain or known to Buyer as of the date of this Agreement or (ii) were not expressly disclosed in the Seller Disclosure Schedule existing as of the date of this Agreement (and without consideration of supplements); and (y) prior to the Closing, Sellers obtain Knowledge of such facts, such facts enter into the public domain or are expressly disclosed by Buyer to Sellers; and (z) such facts do not arise as a result of the identity or Actions of Buyer.

For purposes hereof, “Customers 2-10” refers to the second through tenth largest customers of the Operating Companies for the calendar year ended December 31, 2004 as measured by dollar volume of gross sales; and the “Largest Customer” refers to the largest customer of the Operating Companies for the calendar year ended December 31, 2004 as measured by dollar volume of gross sales.

“Material Contracts” has the meaning set forth in Section 3.14.

“Moral Rights” means all moral rights recognized in Law including but not limited to Part IX of the Australian Copyright Act 1968 (Cth).

“Net Working Capital” means the amount of net working capital of the Companies calculated in accordance with the procedures set forth on Schedule 2.4(a).

“NLRA” has the meaning set forth in Section 3.15.

“Non-Lead Party” has the meaning set forth in Section 8.6.

“Normal Severance Benefit” has the meaning set forth in Section 5.11(c)

“Operating Company” and “Operating Companies” have the meaning set forth in the Recitals to this Agreement.

“Order” means any injunction, directive, order, decree or other formal demand issued by any Governmental Entity having competent jurisdiction to any of the Companies.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Past Products” has the meaning set forth in Section 3.13(b).

“Permitted Encumbrances” means (i) any Encumbrances reflected in the Financial Statements; (ii) Encumbrances solely regarding use that permit all past uses made in the ordinary course of business and that do not materially impair the use by the JRH Business; (iii) any Encumbrances for Taxes (and assessments) not due, or if due, then reflected on the Interim Financial Statements and not delinquent, or, if delinquent, that are being contested in good faith and disclosed in Section 3.19 of the Seller Disclosure Schedule; (iv) any workmen’s, repairmen’s, warehousemen’s, carrier’s or other like liens and Encumbrances arising in the ordinary course of business and not yet delinquent; (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (vii) any Encumbrances that are matters of public record affecting the Real Property or any portion thereof, including easements, quasi-easements, rights of way, land use ordinances and zoning plans provided that such Encumbrances do not, individually or in the aggregate, materially and adversely restrict or impair the use by the JRH Business of assets or property subject therefor or affected thereby.

“Person” means any individual, corporation, company limited by shares, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Products” has the meaning set forth in Section 3.13(b).

“Product Liability Claim” has the meaning set forth in Section 3.32.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Securities” has the meaning set forth in Section 2.1(a).

“Real Property” has the meaning set forth in Section 3.10(b).

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Reference Working Capital” means U.S. $93,008,000.

“Release” means any spill, leak, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, disposing, dispersal or migration into the Environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Remaining Greenlea Serum Inventory” means the amount of Greenlea Serum that remains unsold by the Companies as of the third anniversary of the Closing Date.

“Remedial Action” means all actions reasonably required to (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment in accordance with Environmental Laws, including, but not limited to, implementation of engineering studies, preparation of voluntary cleanup program documents or risk assessments or implementation of engineering controls, (b) perform investigations and post-remedial monitoring and care, (c) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (d) obtain permits, prepare or implement environmental programs or otherwise bring the Companies into compliance with Environmental Laws.

“Restraint” has the meaning set forth in Section 5.2(e).

“Restructuring Transactions” means any transactions occurring in connection with the ZLB Divestiture, the Biocor Sale, and the Guaranteed Senior Notes.

“Retained Earnings Dividend” means the dividend referenced in Section 3.22 of the Seller Disclosure Schedule.

“Securities Act” shall mean the U. S. Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Seller Indemnified Party” has the meaning set forth in Section 8.2(a).

“Seller Representative” has the meaning set forth in Section 10.16(a).

“Subsidiary” means, with respect to Sellers, the Companies or Buyer, as the case may be, at any relevant time, any Person of which at least a majority of the Capital Securities having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly through another Person owned or controlled by such Seller, Company or Buyer, as the case may be, at such time.

“Swampbridge Road Facility” means the Real Property located at 320 Swampbridge Road, Denver, Pennsylvania.

“Tax” or “Taxes” means all income, corporation, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, profits, gains (including capital gains), land, stamp duty, payroll, national insurance contributions, social security or other contributions, fringe benefits, group, goods and services, value added taxes, franking deficits, debits and other taxes and any customs, excise, financial institutions and other duties, in each case, imposed by any Governmental Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claims” has the meaning set forth in Section 9.2(i).

“Taxing Authority” or “Taxing Authorities” means the IRS, the UK Inland Revenue, UK Customs and Excise, the Australian Taxation Office, the Revenue offices of the States and Territories of Australia and each other Governmental Entity that imposes, regulates, administers, collects or regulates the collection of Taxes in the applicable jurisdiction.

“Tax Detriment” has the meaning set forth in Section 8.3(a).

“Tax Returns” means returns, notices, computations, declarations, assessments, registrations, reports and statements relating to Taxes, including any amendment or supplement thereof, required to be filed with any Governmental Entity.

“TGA” means the Australian Therapeutic Goods Administration.

“TGA Act and Regulations” has the meaning set forth in Section 3.13(b).

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Related Expenses” means liabilities and obligations incurred by the Sellers or the Companies on or prior to the Closing Date in connection with this Agreement and the transactions contemplated hereunder.

“Transferred Employees” has the meaning set forth in Section 5.11(a).

“TULCRA” has the meaning set forth in Section 5.9(a).

“UK Company Plans” has the meaning set forth in Section 3.16C(a).

“UK Employees” has the meaning set forth in Section 3.16C(a).

“U.S. Code” means the United States Internal Revenue Code of 1986, as amended.

“U.S. Company Plans” has the meaning set forth in Section 3.16A(a).

“USDA” means the United States Department of Agriculture.

“U.S. Pension Plan” has the meaning set forth in Section 3.16A(b).

“WARN Act” has the meaning set forth in Section 5.9(a).

“ZLB Divestiture” means the transactions referenced as such in Section 3.22 of the Seller Disclosure Schedule.

ARTICLE II

PURCHASE AND SALE OF COMPANIES

2.1 Purchase and Sale of the Companies’ Capital Securities.

(a) Upon the terms and subject to the conditions of this Agreement, (i) CSL agrees to sell to Buyer, and Buyer agrees to purchase from CSL, all of the issued and outstanding Capital Securities of JRH/Australia, (ii) CSL International agrees to sell to Buyer, and Buyer agrees to purchase from CSL International, all of the issued and outstanding Capital Securities of CSL/US, and (iii) CSL/UK agrees to sell to Buyer, and Buyer agrees to purchase from CSL/UK, all of the issued and outstanding Capital Securities of JRH/UK (collectively, the issued and outstanding Capital Securities of each of the Companies to be purchased and sold in accordance herewith are referred to as the “Purchased Securities”). The Purchased Securities shall be free and clear of all Encumbrance.

(b) The purchase price for the Purchased Securities (the “Purchase Price”) is U.S.$370,000,000, (i) plus, if the Closing Net Cash is a positive number, the amount of Closing Net Cash or minus, if the Closing Net Cash is a negative number, the amount of the absolute value of the Closing Net Cash, and (ii)(A) plus, if the Closing Net Working Capital is greater than Reference Working Capital, the amount by which Closing Net Working Capital exceeds Reference Working Capital, and (B) minus, if Closing Net Working Capital is less than Reference Working Capital, the absolute value of the difference between Reference Working Capital and the Closing Net Working Capital.

(c) (i) The parties agree to allocate the Purchase Price among the Capital Securities of CSL/US, JRH/Australia and JRH/UK purchased and sold hereunder in an amount that is not less than 90% of the low point of the range set forth in the D&T Valuation Report or more than 110% of the high point of the range set forth in the D&T Valuation Report for, respectively, CSL/US, JRH/Australia and JRH/UK, the final allocation of the Purchase Price among the Purchased Securities within such ranges to be in accordance with a valuation of the Companies as of the Closing Date to be completed by Deloitte & Touche within 45 days following the date on which the Purchase Price, deemed final in accordance with Section 2.4(e), has been delivered to Deloitte & Touche, which valuation shall be performed in accordance with the methodology used by Deloitte & Touche in the preparation of the D&T Valuation Report.

(ii) If the Purchase Price as finally determined in accordance with Section 2.4 is greater than 110% of the sum of the high point of the ranges set forth in the D&T Valuation Report for CSL/US, JRH/Australia and JRH/UK, then the portion of the Purchase Price equal to the difference between the Purchase Price and 110% of such sum shall be allocated among the Purchased Securities in accordance with the methodology used by Deloitte & Touche in the preparation of the D&T Valuation Report. If the Purchase Price as finally determined in accordance with Section 2.4 is less than 90% of the sum of the low point of the ranges set forth in the D&T Valuation Report for CSL/US, JRH/Australia and JRH/UK, then the Purchase Price shall be allocated among the Purchased Securities in accordance with the methodology used by Deloitte & Touche in the preparation of the D&T Valuation Report.

(iii) The parties shall, and Buyer shall cause the Companies to, make consistent use of the allocation of the Purchase Price determined in accordance with this Section 2.1(c) for all tax, accounting and other purposes and in all filings, declarations and reports with all Taxing Authorities and all other Governmental Entities in respect thereof.

(iv) Buyer hereby represents and warrants to Sellers that it has delivered to Sellers a true, accurate and complete copy of the D&T Valuation Report.

2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article VII and subject to the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that, by their nature, can only be satisfied at Closing but subject to the satisfaction or waiver of those conditions), the consummation of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at 10:00 a.m. on the last Business Day of the month during which all of the conditions set forth in Section 6.1(a) and Section 6.2 have been satisfied in accordance with this Agreement (other than those conditions that, by their nature, can only be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110, unless another date, time or place is agreed to in writing by the parties hereto. The actual date of the Closing in the U.S. is referred to as the “Closing Date.”

2.3 Closing Deliveries. At the Closing, (a) Sellers shall deliver, in mutually agreeable form (i) appropriate stock certificates in favor of the relevant Seller evidencing the Purchased Securities together with all appropriate endorsements thereon or stock powers with respect thereto or stock transfer form and share certificate, necessary to effect the transfer of the Purchased Securities to Buyer (it being understood that a new JRH/UK share certificate issued in Buyer’s name cannot be issued until after Buyer pays the applicable transfer Tax), and (ii) all other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing as specified in this Agreement or otherwise reasonably requested by Buyer, and (b) Buyer shall (i) pay to Sellers the Closing Date Purchase Price Amount determined in accordance with Section 2.4(a) and (ii) deliver, in mutually agreeable form, all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or otherwise reasonably requested by Seller. The payment of the Closing Date Purchase Price Amount pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to a bank account designated by Sellers, which designation shall be made in writing at least two (2) Business Days prior to the Closing Date.

2.4 Final Determination of Purchase Price.

(a) (i) CSL shall deliver to Buyer at least six Business Days prior to the Closing a closing statement (the “Estimated Closing Purchase Price Certificate”) setting forth the calculation of CSL’s good faith estimate of the Purchase Price (the “CSL Price Estimate”), including a detailed presentation of the calculations of the items comprising Closing Net Cash and Closing Net Working Capital, which calculations shall be prepared using accounting methods, policies, practices, procedures, classifications and estimation methodologies as set forth on Schedule 2.4(a) (“Accounting Procedures”). Buyer shall deliver to CSL in writing no later than three Business Days after its receipt of Estimated Closing Purchase Price Certificate a notice (an “Estimated Purchase Price Objection Notice”) reasonably describing (giving consideration to the time period and information available to Buyer for such review) any good faith objections it may have to the CSL Price Estimate as set forth on the Estimated Closing Purchase Price Certificate and its reasons therefor together with the calculation of Buyer’s good faith estimate of the Purchase Price (the “Buyer Price Estimate”), including a detailed presentation of its calculations of the items comprising Closing Net Cash and Closing Net Working Capital, which calculations shall be prepared using the same Accounting Procedures as were used to determine the Reference Working Capital, as set forth on Schedule 2.4(a).

(ii) If Buyer fails to deliver to CSL an Estimated Purchase Price Objection Notice within three Business Days of its receipt of the Estimated Closing Purchase Price Certificate, then the CSL Price Estimate as set forth on the Estimated Closing Purchase Price Certificate shall be the “Closing Date Purchase Price Amount” for purposes of Section 2.3(b).

(iii) If Buyer delivers to CSL an Estimated Purchase Price Objection Notice within three Business Days of its receipt of the Estimate Closing Purchase Price Certificate, then CSL and Buyer shall work together in good faith to resolve any disagreements relating to the calculation of the Estimated Purchase Price set forth on the Estimated Closing Price Certificate. Each of CSL and Buyer shall also have the opportunity to revise their respective Price Estimates, including any revisions necessary to bring that difference to less than U.S. $10,000,000, and no such revisions shall in any event constitute an admission against interest, admission that the CSL Price Estimate or Buyer Price Estimate delivered in accordance with Section 2.4(a)(i) was not calculated in good faith, or estoppel or waiver of any rights, arguments, positions taken in such process, nor shall any such revision limit the positions that may be taken by the parties in the final determination of Purchase Price in accordance with Section 2.4(b). If CSL and Buyer are unable to resolve any disputes as to the calculations of the Purchase Price as set forth on the Estimated Closing Purchase Price Certificate and Estimated Purchase Price Objection Notice, then the “Closing Date Purchase Price Amount” for purposes of Section 2.3(b) shall be determined as follows:

(A) if the difference between the CSL Price Estimate and the Buyer Price Estimate is U.S. $10,000,000 or less, then the “Closing Date Purchase Price Amount” for purposes of Section 2.3(b) shall be the average of the CSL Price Estimate and Buyer Price Estimate; and

(B) if the difference between the CSL Price Estimate and the Buyer Price Estimate is greater than U.S. $10,000,000, then the “Closing Date Purchase Price Amount” for purposes of Section 2.3(b) shall be the lower of the CSL Price Estimate and the Buyer Price Estimate, and an amount equal to the difference between the CSL Price Estimate and the Buyer Price Estimate shall be deposited by Buyer into an escrow account in accordance with Section 2.5.

(b) As promptly as practicable, but in any event within 60 days following the Closing Date, CSL shall prepare (in consultation with Thorpe Pehrson, if he shall then be employed by the Operating Companies or another designee of Buyer if Thorpe Pehrson is not then employed by the Operating Companies) and deliver to Buyer a Closing Date Balance Sheet and CSL’s certificate, derived from the Closing Date Balance Sheet, setting forth in reasonable detail the calculation of the Closing Net Cash and the Closing Net Working Capital and the difference, if any, between the Purchase Price as determined in accordance with the Closing Date Balance Sheet and the Closing Date Purchase Price Amount delivered in accordance with Section 2.3(b) (the “Closing Purchase Price Adjustment Certificate”). The Closing Date Balance Sheet and the Closing Purchase Price Adjustment Certificate shall be prepared in accordance with the Accounting Procedures, and shall be delivered together with a report thereon of Ernst & Young (“CSL’s Accountants”) that such statement fairly presents in all material respects the Closing Net Cash and the Closing Net Working Capital of the Companies determined in conformity with such Accounting Procedures. Notwithstanding anything to the contrary set forth herein, in all events the same Accounting Procedures shall be used to calculate both the Reference Working Capital and the Closing Net Working Capital as finally determined in accordance with this Section 2.4, and if for any reason the Accounting Procedures used to calculate the Closing Net Working Capital as finally determined in accordance with this Section 2.4 are required by GAAP applied on a consistent basis to differ from the Accounting Procedures that were used to calculate the Reference Working Capital in accordance with the procedures set forth on Schedule 2.4(a), then the Reference Working Capital shall be re-calculated using the same Accounting Procedures as are used to determine the Closing Net Working Capital as finally determined in accordance with this Section 2.4, and the adjustment to the Purchase Price contemplated by Section 2.1(b)(ii) shall be calculated based on the Reference Working Capital as so recalculated; provided, however, that the Sellers shall not realize an increase in the Purchase Price as a result of any failure properly to apply the Accounting Procedures, including GAAP applied on a consistent basis, in originally calculating the Reference Working Capital. In connection with the preparation of the Closing Purchase Price Adjustment Certificate, Buyer shall and shall cause the Companies to provide the Sellers and the Sellers’ authorized representatives with full access to the books, records, facilities and employees of the Company and to cooperate fully with the Sellers and the Sellers’ authorized representatives, including providing on a timely basis all information necessary or useful in preparing the Closing Purchase Price Adjustment Certificate and require Company employees to assist the Sellers and the Sellers’ authorized representatives in the preparation of the Closing Purchase Price Adjustment Certificate.

(c) CSL shall afford Buyer timely access to all supporting documents and work papers used in the preparation of the Closing Date Balance Sheet and the Closing Purchase Price Adjustment Certificate and the calculation of the Closing Net Cash amounts and the Closing Net Working Capital.

(d) Buyer may dispute any amounts reflected on the Closing Purchase Price Adjustment Certificate or the calculation of Closing Net Cash or the Closing Net Working Capital, but only on the basis of its belief that the amounts reflected on the Closing Purchase Price Adjustment Certificate were not arrived at in accordance with this Agreement or resulted from a mistake of fact, failure to comply with the Accounting Procedures, including GAAP applied on a consistent basis, or other inaccuracy contained in the Closing Date Balance Sheet or elsewhere; provided, however, that Buyer shall have notified CSL in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 60 days of CSL’s delivery to Buyer of the Closing Purchase Price Adjustment Certificate. In the event of such a dispute, CSL and Buyer shall work together in good faith to resolve any disagreements. If CSL and Buyer are unable to reach a resolution within 30 days after receipt by CSL of Buyer’s written notice of dispute, CSL and Buyer shall submit the items then remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to them) (the “Independent Accounting Firm”), which shall, within 30 days after such submission, determine and report to the CSL and Buyer upon such remaining disputed items, and such report shall be final and binding on all of the parties. The fees and disbursements of the Independent Accounting Firm shall be allocated evenly between CSL and Buyer. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(e) The Closing Purchase Price Adjustment Certificate and the calculation of the Purchase Price (including the adjustments contemplated by Section 2.1(b)(i) and (ii)) shall be deemed final for the purposes of this Section 2.4 upon the earliest of (i) the failure of Buyer to notify CSL of a dispute within 60 days of CSL’s delivery of the Closing Purchase Price Certificate to Buyer, (ii) the resolution of all disputes pursuant to Section 2.4(d) by Buyer and CSL, (iii) the resolution of all disputes, pursuant to Section 2.4(d) by the Buyer’s Accountants and CSL’s Accountants, and (iv) the resolution of all disputes pursuant to Section 2.4(d) by the Independent Accounting Firm. Buyer will inform Deloitte & Touche of the final Purchase Price promptly after its determination, and in no event later than five Business Days after it is deemed final pursuant to this Section 2.4(e).

(f) If the final calculation of the Purchase Price pursuant to Section 2.4(b)-(e) is less than the Closing Date Purchase Price Amount paid to Sellers in accordance with Section 2.3(b), (i) Sellers shall pay to Buyer an amount equal to the absolute value of such difference and (ii) Buyer shall be entitled to receive all amounts held in the Escrow Account. In the event that the final calculation of the Purchase Price pursuant to Section 2.4(b)-(e) is more than the Closing Date Purchase Price Amount paid to Sellers in accordance with Section 2.3(b), then Buyer shall pay to CSL, on behalf of all of the Sellers, the absolute value of such difference (and Buyer may use amounts held in the Escrow Account, if any, for such purpose). Any payment made in accordance with this Section 2.4(f), and any payment made in accordance with Article VIII, Article IX or any other indemnification provision contained herein, shall, to the extent not prohibited by applicable Law, be deemed for all tax, accounting and other reporting purposes as an adjustment to the Purchase Price.

(g) Any payment made pursuant to Section 2.4(f) shall be made (i) within ten (10) Business Days after the Closing Purchase Price Certificate and the calculation of the Purchase Price (including the adjustments contemplated by Section 2.1(b)(i) and (ii)) are deemed final in accordance with Section 2.4(e), and (ii) by causing such payments to be credited in immediately available funds to such bank account or accounts as may be designated by the receiving party in accordance with wire transfer instructions delivered in writing not less than two Business Days prior to transfer (and in the case of payments to be made to CSL, in accordance with the instructions used to deliver the Closing Date Purchase Price Amount). Other than payments made from the Escrow Account (which shall bear interest as set forth in the Escrow Agreement), any payment to be made pursuant to Section 2.4(f) shall bear interest from and including the Closing Date but excluding the date of payment at a rate of 5 1/4%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

2.5 Escrow. If in accordance with Section 2.4(a) Buyer is obligated to deposit an amount into an escrow account, then the parties shall enter into an Escrow Agreement in the form of Schedule 2.5 hereto (the “Escrow Agreement”) with Commerce Bank, N.A., a national banking association (the “Escrow Agent”) and Buyer shall deposit such amount with the Escrow Agent to be maintained in accordance with the Escrow Agreement (the sums so deposited with the Escrow Agent and all amounts earned thereon being referred to as the “Escrow Amount”)

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

CSL and each of the other Sellers represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as hereafter set forth in this Article III, subject to the exceptions set forth in the Seller Disclosure Schedule attached hereto as Schedule A (the “Seller Disclosure Schedule”). Except for such representations and warranties hereafter set forth in this Article III, none of CSL, any of the other Sellers or any other Person on behalf of CSL or any of the other Sellers has made or makes any representation or warranty, either express or implied, to Buyer or any other Person. CSL and each of the other Sellers hereby disclaims any such other representations or warranties, notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or representatives of any information or documentation pertaining to any of the Companies, including that contained in any “data rooms”, management presentations, responses to questions submitted by or on behalf of Buyer or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and Buyer confirms to Sellers (for themselves and on behalf of any person acting on behalf of any Seller) that it hereby waives any claims, other than any claim of fraud, that it or any Affiliate may have at any time against any Seller or any person acting on behalf of a Seller in respect of any such information or documentation or Buyer’s use or reliance thereon.

3.1 Authority of Sellers. Each Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each Seller and (assuming due authorization, execution and delivery hereof by Buyer) constitutes a legal, valid and binding agreement of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery by each Seller of this Agreement and the performance of its obligations hereunder does not violate its Charter Documents. No Seller is a party to, subject to or bound by any Contract, Law or Order which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice of lapse of time or both) by the execution, delivery or performance by Sellers of this Agreement, or (ii) prevent Sellers from performing their respective obligations hereunder.

3.2 Organization and Ownership of JRH/Australia.

(a) JRH/Australia is a corporation duly incorporated and validly existing under the laws of Australia, has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is licensed or qualified and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business activities make such licensing, qualification or good standing necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not result in a Material Adverse Effect. CSL has made available to Buyer a complete and correct copy of the JRH/Australia Charter Documents, which, in the form so made available, are in full force and effect.

(b) CSL owns 33,686,071 shares of JRH/Australia, which constitute all of the issued and outstanding Capital Securities of JRH/Australia free and clear of all Encumbrances. There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any Capital Securities of JRH/Australia, and, except as contemplated hereby, there are no outstanding options, warrants, obligations or other agreements or commitments that relate to or require the issuance, sale or disposition of any Capital Securities of JRH/Australia.

(c) JRH/Australia does not have any subsidiaries and does not directly or indirectly own or have any Capital Securities or other equity interest in any Person.

3.3 Organization and Ownership of CSL/US and JRH/US.

(a) Each of CSL/US and JRH/US is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, U.S.A., has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is licensed or qualified and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business activities make such licensing, qualification or good standing necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not result in a Material Adverse Effect. CSL has made available to Buyer a complete and correct copy of the CSL/US and JRH/US Charter Documents, which, in the form so made available, are in full force and effect.

(b) CSL owns all of the issued and outstanding Capital Securities of CSL International. CSL International in turn owns 3,420 shares of CSL/US, which constitute all the Capital Securities of CSL/US (and, CSL/US owns all of the Capital Securities of JRH/US), free and clear of all Encumbrances. There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any Capital Securities of CSL/US or JRH/US, and, except as contemplated hereby, there are no outstanding options, warrants, obligations or other agreements or commitments that relate to or require the issuance, sale or disposition of any Capital Securities of CSL/US or JRH/US.

(c) Other than JRH/US, CSL/US does not have any subsidiaries and does not directly or indirectly own or have any Capital Securities or other equity interest in any Person.

3.4 Organization and Ownership of JRH/UK.

(a) JRH/UK is a corporation duly incorporated and validly existing under the laws of England and Wales, has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is licensed or qualified and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business activities make such licensing, qualification or good standing necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not result in a Material Adverse Effect. CSL has made available to Buyer a complete and correct copy of the JRH/UK Charter Documents, which, in the form so made available, are in full force and effect.

(b) CSL owns all of the issued and outstanding Capital Securities of CSL International, and CSL International owns all of the issued and outstanding Capital Securities of CSL Denmark, and CSL Denmark owns all of the issued and outstanding Capital Securities of

CSL/UK. CSL/UK owns (both legally and beneficially) two £1 Ordinary Shares in JRH/UK, which constitute all of the issued and outstanding Capital Securities of JRH/UK free and clear of all Encumbrances. There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any Capital Securities of JRH/UK, and, except as contemplated hereby, there are no outstanding options, warrants, obligations or other agreements or commitments that relate to or require the issuance, sale or disposition of any Capital Securities of JRH/UK.

(c) Except as set forth in Section 3.4(c) of the Seller Disclosure Schedule, JRH/UK does not have (i) any subsidiaries or (ii) any branch or permanent establishment outside England, nor does it directly or indirectly own or have any Capital Securities or other equity interest in any Person.

3.5 Governmental and Third Party Consents.

(a) No notices, reports or other filings are required to be made by any Seller or any Company with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by any Seller or any Company from, any Governmental Entity of or within Australia, the United States (including its possessions and territories), Japan, Switzerland, and the European Union and its member nations in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) as described in Section 3.5(a) of the Seller Disclosure Schedule and (ii) as may be necessary as a result of any facts or circumstances relating to, or arising by reason of the identity of, Buyer.

(b) None of the Sellers or any Company is required to deliver any notice to or obtain any consent, waiver, approval or authorization from any third party (that is not a Governmental Entity) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.5(b) of the Seller Disclosure Schedule.

3.6 Financial Statements.

(a) Section 3.6(a) of the Seller Disclosure Schedule contains the following annual financial statements: (i) the consolidated statement of financial position of the Operating Companies as of the year ended June 30, 2004 (such statement of financial position being referred to as the “Balance Sheet”: and such date being referred to as the “Balance Sheet Date”) and statements of financial performance and cashflows of the Operating Companies as of and for the year ended June 30, 2004 (such statements together with the Balance Sheet being referred to collectively as the “Financial Statements”), which Financial Statements have been audited by Ernst & Young, which issued its unqualified opinion with respect thereto and (ii) the statement of financial position of CSL/US as of June 30, 2004, which has been audited by Ernst & Young, which issued its unqualified opinion with respect thereto (the “CSL/US Balance Sheet”) and statements of financial performance and cashflows of CSL/US as of and for the year ended June 30, 2004 (such statements together with the Balance Sheet being referred to collectively as the “CSL/US Financial Statements”).

(b) Section 3.6(b) of the Seller Disclosure Schedule contains the consolidated statement of financial position of the Operating Companies as of September 30, 2004 (such statement of financial position being referred to as the “Interim Balance Sheet”) and statements of financial performance and cashflows of the Operating Companies as of and for the three month period ended September 30, 2004 (such statements together with the Interim Balance Sheet being referred to collectively as the “Interim Financial Statements”).

(c) (i) The Financial Statements (including the related notes and schedules thereto) were prepared in accordance with GAAP applied on a basis consistent with past practice and present fairly in all material respects the consolidated financial position of the Operating Companies as of June 30, 2004 and the consolidated financial performance and cashflows of the Operating Companies for the twelve months ended June 30, 2004 (subject to footnote disclosure and normal audit adjustments).

(ii) The CSL/US Financial Statements (including the related notes and schedules thereto) were prepared in accordance with GAAP applied on a basis consistent with past practice and present fairly in all material respects the financial position of CSL/US as of June 30, 2004 and the consolidated financial performance and cashflows of CSL/US for the twelve months ended June 30, 2004 (subject to footnote disclosure and normal audit adjustments).

(iii) The Interim Financial Statements (including the related notes and schedules thereto, if any) (x) were prepared in accordance with GAAP applied on a basis consistent with past practice and (y) present fairly in all material respects the consolidated financial position of the Operating Companies as of September 30, 2004 and the consolidated financial performance and cashflows of the Operating Companies for the three months ended September 30, 2004 (subject to footnote disclosure and normal audit adjustments).

3.7 No Undisclosed Liabilities. There are no liabilities or obligations of any Company (including obligations in respect of any Taxes), whether accrued, contingent, determined or otherwise other than liabilities or obligations (i) disclosed or provided for in the Financial Statements, the Interim Financial Statements or in the notes or schedules thereto, as applicable, or in the CSL/US Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) relating to Transaction Related Expenses, and (iv) as disclosed or provided for herein or in Section 3.7 of the Seller Disclosure Schedule.

3.8 Absence of Certain Changes or Events. From the Balance Sheet Date to the date hereof, and other than as disclosed in Section 3.8 or Section 3.22 of the Seller Disclosure Schedule and for events contemplated by this Agreement, including, without limitation, the Biocor Sale, the ZLB Divestiture, the Debt Releases and the Retained Earnings Dividend, the Companies have conducted the JRH Business in the ordinary course consistent with past practice, and there has not occurred since the Balance Sheet Date any Material Adverse Effect or any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Companies in the operation of the JRH Business (determined without regard to the recovery of any insurance available with respect thereto).

3.9 Tide to Personal Property. The Companies have (a) good and valid tide to all of their respectively owned personal properties reflected in the Balance Sheet and the CSL/US Balance Sheet or acquired after the Balance Sheet Date (except properties sold or otherwise disposed of since the Balance Sheet Date), and (b) with respect to leased personal property, valid leasehold interests therein, in each case free and clear of all Encumbrances other than Permitted Encumbrances (which Permitted Encumbrances have not been encroached upon or violated by the Companies, or, to the Knowledge of Seller, by anyone else).

3.10 Real Property.

(a) Section 3.10(a)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all real property interests owned in fee by each of the Companies (the “Owned Real Property”). Except as set forth in Section 3.10(a)(ii) of the Seller Disclosure Schedule, as of the date hereof and at Closing, the Companies, as applicable, will hold good, valid and marketable fee simple tide to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and there are no pending, nor have Sellers or any Company received written notice of, nor are the Sellers otherwise aware of, any threatened, nor to the Knowledge of Seller, any threatened condemnation or appropriation or similar proceedings against any of the Owned Real Property or the improvements thereon.

(b) Section 3.10(b)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all real property interests leased by each of the Companies (collectively, the “Real Property Leases” and the real property subject to the Real Properly Leases together with the Owned Real Property, the “Real Property”), and the list of properties referred to in Sections 3.10(a)(i) and 3.10(b)(i) of the Seller Disclosure Statement are the only Real Properties owned or occupied by the Companies in connection with the operation of the JRH Business. Except as set forth in Section 3.10(b)(ii) of the Seller Disclosure Schedule, the Companies, as applicable, hold a valid leasehold interest in each Real Property Lease, and each Real Property Lease is enforceable by and against the Companies, as applicable, or, to the Knowledge of Seller, the applicable lessor(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Companies or, to the Knowledge of Seller, the applicable lessor, is in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound, nor will the entry into this Agreement cause any of the Companies to be in breach of any Real Property Lease, and, to Knowledge of Seller, no event caused by, relating to or affecting the Companies or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute such a material default by the Companies, as applicable, thereunder result in the termination or cancellation thereof, diminish the enforceability thereof, or otherwise materially contravene, conflict with or modify the terms and requirements of any of the Real Property Leases. The Real Property Leases are without modification (written or oral) except as set forth in Section 3.10(b)(iii) of the Seller Disclosure Schedule and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, were delivered by Sellers to Buyer prior to the date hereof. To the Knowledge of Seller, there is no pending rent review in respect of any of the Real Property Leases except as contemplated by the Real Property Leases. Each such Real Property Lease leasehold interest is valid, subsisting and in full force and effect.

(c) Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, (i) the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Owned Real Property, (ii) to the Knowledge of Sellers, the Real Property is not located within any flood plain, flood area, wetlands or conservation area for which any permits or licenses necessary to the use thereof by any Company have not been obtained; (iii) to the Knowledge of Seller, there are no leases, subleases, licenses, concessions or other agreements, written or oral, to which any Company is a party granting to any person or entity the right to use or occupy any portion of the Real Property; (iv) (A) there are no rights of first refusal, reversionary rights, purchase options, rights of first offer and the like, recorded or unrecorded, affecting any portion of the Owned Real Property and (B) to the extent any Real Property Lease contains a right of first refusal, reversionary right, purchase option, right of first offer or the like in any Real Property Lease or any portion thereof in favor of Seller or any of the Companies, such right is valid and enforceable in accordance with its terms; (v) no person or entity (other than the Companies), as applicable, is in possession of or, to the Knowledge of Seller, is entitled to the possession of any portion of the Real Property; (vi) neither the current use of the Real Property nor the operations of any Company violates (A) any instrument of record, any Permitted Encumbrance, any agreement of the Companies, or, to the Knowledge of Seller, any other agreement, affecting the Real Property or (B) any applicable Law; (vii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving or produced at the Real Property are such as to enable the operation of the JRH Business conducted at such Real Property by the Companies, as applicable, as currently operated and, to the Knowledge of Seller, there is no imminent or likely interruption of those services; (viii) all material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Companies, as applicable, to permit the present operations of the Company on the applicable piece of Real Property have been obtained by the Companies, as applicable, and are in full force and effect and, to the Knowledge of Seller, there are no proposals by any competent authority or other person which adversely affect the Real Properly; (ix) the Companies and, to the Knowledge of Seller, their respective Real Property are in compliance with all applicable Laws, including the payment of all Taxes relating to the use, ownership or occupation of the Real Property, all building codes, life safety codes and planning or zoning ordinances, filings or regulations; (x) to the Knowledge of Seller, the buildings, improvements, structures, fixtures and the like (including, without limitation, the HVAC, plumbing, drainage, electrical and mechanical systems) on or otherwise comprising any portion of the Real Property are in good operating condition and repair (normal wear and tear accepted), free of structural defects and fit for the purpose for which they are currently used; (xi) none of the Companies is party to any development agreements or similar agreements (oral or written) with, nor has any Company made any commitment to, Governmental Entities with respect to the Real Property or any portion thereof, which imposes an obligation upon any of the Companies to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property, or which restricts any Company’s ability to close any current operations at any portion of Real Property or requires any Company to maintain certain employment levels at any portion of Real Property; (xii) all Real Property has reasonable access to public roads and utilities such as to enable the operation of the JRH Business conducted at such Real Property by the Companies, as applicable, as currently conducted; (xiii) to the Knowledge of the Seller there are no disputes relating to or affecting any of the Real Property; (xiv) neither the Sellers nor any of the Companies has received from any third party (including any Governmental Entity) any notice, proposal or order that would adversely affect the Company’s use of any Real Property as such Real Property is currently used by the Companies nor to the Knowledge of Sellers are they aware of any such notice, proposal or order; (xv) to the Knowledge of Seller neither the Sellers nor any of the Companies has any actual or contingent liability in respect of any land or buildings that have at any time been leased, owned and/or occupied by the Companies but which arc no longer owned, occupied or used by the Companies; and (xvi) neither the Sellers nor any of the Companies has given any guarantee or indemnity or any banker’s undertaking relating to the Real Property.

(d) With regard to the Lenexa Real Property, (i) the Lenexa Expansion Project is substantially on schedule to be operational (subject to customer qualification) on or before June 30, 2005 including, specifically, that (A) the design and construction work on the Lenexa Expansion Project completed through the date hereof has been completed in conformity with the representation in clause (v) of this subparagraph (d) to allow the Companies to utilize the Lenexa Expansion Project for the Lenexa Intended Business Operations upon the completion thereof, (B) JRH/US has received all licenses, certificates, grants of authority, planning permits, consents and approvals required at the present phase of construction of the Lenexa Expansion Project from the appropriate Governmental Entities; (C) JRH/US has received all approvals, authorizations and acceptances required with respect to the construction of the Lenexa Expansion Project from all Governmental Entities and from any other person or entity, as necessary; and (D) JRH/US has taken sufficient steps to obtain before June 30, 2005, any licenses, permits, certifications, authorizations, and approvals from any Governmental Entity or other third party (other than customers) necessary for the Lenexa Intended Business Operations and has no reasonable grounds to believe it will not obtain such licenses, permits, certifications, authorizations and approvals before such date; (ii) the Lenexa Expansion Project has been designed for use as a dry powder media manufacturing facility meeting cGMP Standards; (iii) all materials, equipment, machinery and systems being installed in or built for the Lenexa Expansion Project will be new (except for certain ancillary equipment of JRH/US expected to be relocated to the Lenexa Real Property and incorporated into the Lenexa Intended Business Operations); (iv) to the Knowledge of Seller, the Lenexa Expansion Project is currently free from any defects or deficiencies in workmanship or materials that would reasonably be likely to interfere with the Lenexa Intended Business Operations; (v) to the Knowledge of Seller, the Lenexa Expansion Project is currently being constructed and installed, and all work associated therewith performed in a good and workmanlike manner and in conformity with the requirements of its final design documents and any change orders with respect thereto, all applicable Laws, instruments of record, Permitted Encumbrances, any agreement of the Companies and, to the Knowledge of Seller, any other agreement affecting the Lenexa Real Property and, upon completion, the Lenexa Expansion Project, will comply with the same, (vi) all applications for payment submitted in connection with the Lenexa Expansion Project that are due and payable have been paid in full and the aggregate unpaid cost to completion of the Lenexa Expansion Project, including, without limitation, for all labor, work, services, materials and equipment in connection therewith, currently projected not to exceed U.S.$4,900,000; (vii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving or produced (or upon completion of the Lenexa Expansion Project, to be produced) at the Lenexa Real Property are sufficient to enable the operation of the Lenexa Real Property, including, without limitation, the Lenexa Expansion Project as completed, by JRH/US for the Lenexa Intended Business Operations in accordance with the final design documents and change orders with respect thereto; and (viii) except as set forth in Section 3.10(d) of the Seller Disclosure Schedule, none of the Companies are a party to any development agreements, grants of authority, planning permits, consents or approvals or similar agreements or the like (oral or written) with, nor has any Company made any commitment to, any Governmental Entities with respect to the Lenexa Real Property or any portion thereof, pursuant to which any Company is required to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Lenexa Real property or that will restrict any Company’s ability to close the Lenexa Intended Business Operations at any portion of Lenexa Real Property or requires any Company to maintain certain employment levels at any portion of Lenexa Real Property.

(e) With regard to the Brisbane Leased Real Property, (i) the Brisbane Expansion Project is substantially on schedule to be operational on or before April 15, 2005 including, specifically, that (A) the design and construction work on the Brisbane Expansion Project completed through the date hereof has been completed in conformity with the representation in clause (v) of this subparagraph (e) to allow JRH/Australia to utilize the Brisbane Expansion Project for the Brisbane Intended Business Operations upon the completion thereof, (B) JRH/Australia has received all licenses, certificates, grants of authority, planning permits, consents and approvals required at the present phase of the construction of the Brisbane Expansion Project from the appropriate Governmental Entities; (Q JRH/Australia has received all approvals, authorizations and acceptances required with respect to the construction of the Brisbane Expansion Project from all Governmental Entities and from any other person or entity, as necessary; and (D) JRH/Australia has taken sufficient steps to obtain before April 15, 2005, any licenses, permits, certifications, authorizations, and approvals from any Governmental Entity or other third party (other than customers) necessary for the Brisbane Intended Business Operations and has no reasonable grounds to believe it will not obtain such licenses, permits, certifications, authorizations and approvals before such date; (ii) the Brisbane Expansion Project is designed for use as a blood processing facility for products to be used in the future in manufacturing in accordance with cGMP Standards; (iii) all materials and systems being installed in or built for the Brisbane Expansion Project will be new and the equipment and machinery to be installed in the Brisbane Expansion Project will principally be that used at the existing Company and/or Company’s Affiliates’ facilities, which equipment will be relocated to the Brisbane Leased Real Property and incorporated into the Brisbane Intended Business Operations; (iv) to the Knowledge of Seller, the Brisbane Expansion Project is currently free from any defects or deficiencies in workmanship or materials that would reasonably be likely to interfere with the Brisbane Intended Business Operations; (v) to the Knowledge of Seller, the Brisbane Expansion Project is currently being constructed and installed, and all work associated therewith performed in a good and workmanlike manner and in conformity with the requirements of its final design documents and any change orders with respect thereto, all applicable Laws, instruments of record, Permitted Encumbrances, any agreement of the Companies and, to the knowledge of the Seller, any other agreement affecting the Brisbane Expansion Project and, upon completion, the Brisbane Expansion Project will comply with the same, (vi) all applications for payment submitted in connection with the Brisbane Expansion Project that are due and payable have been paid in full and the aggregate unpaid cost to completion of the Brisbane Expansion Project, including, without limitation, for all labor, work, services, materials and equipment in connection therewith, is currently projected not to exceed U.S.$850,000; (vii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving or produced (or upon completion of the Brisbane Expansion Project, to be produced) at the Brisbane Leased Real Property are sufficient to enable the operation of the Brisbane Leased Real Property, including, without limitation, the Brisbane Expansion Project as completed, by JRH/Australia for the Brisbane Intended Business Operations in accordance with the final design documents and change orders with respect thereto; and (viii) none of the Companies is a party to any development agreements, grants of authority, planning permits, consents or approvals or similar agreements or the like (oral or written) with, nor has any Company made any commitment to any Governmental Entities with respect to the Brisbane Leased Real Property or any portion thereof, including, without limitation, any agreement which imposes an obligation upon any Company to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Brisbane Leased Real Property, or which will restrict any Company’s ability to close any Brisbane Intended Business Operations at any portion of Brisbane Leased Real Property or requires any Company to maintain certain employment levels at any portion of Brisbane Leased Real Property.

3.11 Necessary Assets.

(a) At the Closing, the assets owned by the Companies together with the assets the Companies have the right to use will constitute all of the assets that are used in, or reasonably necessary for, the operation of the JRH Business as conducted by the Companies as of the date hereof, other than assets or services supplied by CSL or a Subsidiary of CSL (other than any of the Companies) as set forth on Section 3.11(a) of the Seller Disclosure Schedule.

(b) Except as set forth on Section 3.1l(b) of the Seller Disclosure Schedule, ZLB Holdings, Inc. and its Subsidiaries do not conduct any business within the JRH Business and do not own or have other rights to any assets used in the JRH Business. No Company owns or has other rights to any assets used in the business of ZLB Holdings, Inc. or its Subsidiaries.

(c) All material items of machinery, equipment, and other material tangible assets used in the operation of the JRH Business as currently conducted by the Companies (i) are in working condition (subject to ordinary wear and tear) and have been maintained in a reasonable manner in the ordinary course of business and (ii) are adequate and fit to be used for the purposes for which, and in the manner that, they are currently used. Subject to the provision of Section 3.10(c)(x), the plants, property and equipment of the Companies used in the operations of the JRH Business have been maintained in accordance with normal industry practice, are in good operating condition and repair, subject to normal wear and tear and are suitable for the purposes for which they are presently used.

3.12 Litigation.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, (i) all actions, suits, mediations, arbitrations, proceedings or investigations pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened, against any of the Companies or, to the extent arising in connection with the JRH Business, any of the Sellers or directors, officers, agents or other personnel of any Company or Seller, and (ii) all actions, suits, mediations, arbitrations, proceedings or investigations pending, threatened in writing or, to the Knowledge of the Sellers, otherwise threatened, that seeks to challenge, enjoin or prevent this Agreement or the consummation of the transactions contemplated hereunder, with respect to (i) and (ii) including whether at law, in equity or otherwise, before any court, administrative, governmental, arbitration, mediation or regulatory authority.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, all Orders in effect as of the date hereof applicable to any of the Companies.

3.13 Compliance with Law; Permits and Licenses.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, the JRH Business has been at all times since January 1, 2000 and is being conducted in compliance with all Laws (provided that the foregoing representation and warranty is not made as to compliance with specific Laws where such compliance with the specifically identified Law is explicitly addressed by compliance representations in Sections 3.10(c), 3.13(b), 3.16, 3.19, 3.20, 3.23, 3.27, 3.31 (first sentence) and 3.35, as to which compliance Sellers are making the representations and warranties set forth in such other Sections). Each Company has obtained and is in compliance with all Governmental Entity approvals, permits and licenses required to conduct the JRH Business as currently conducted. Neither the Sellers nor any Company has received any written notice nor, to the Knowledge of Sellers, any unwritten notice, alleging a default, breach or violation of any Law, approval, permit or license. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder does or will constitute or result in any such default, breach or violation.

(b) (i) Except as set forth in Section 3.13(b)(i) of the Seller Disclosure Schedule, all necessary notifications, applications, licenses, approvals, and amendments and/or supplements thereto, as required by any Laws administered by the FDA, USDA, DEA and the various U.S. states, the TGA Act and Regulations or any Laws of any other jurisdiction relating to human or veterinary medical products and devices have been filed with the FDA, USDA, DEA and any other relevant Governmental Entity for all current products (“Current Products”) and products discontinued since January 1, 2000 (“Past Products” and, together with Current Products, “Products”) manufactured or supplied by or on behalf of any Company in connection with the JRH Business, and all necessary clearances, approvals, licenses and permits have been obtained from the FDA, USDA, U.S. states, TGA and any other relevant Governmental Entity, as applicable.

(ii) Except as set forth in Section 3.13(b)(ii) of the Seller Disclosure Schedule, each Company has at all times since January 1, 2000 complied with, and is in compliance with, all relevant Laws governing the Products manufactured or supplied by or on behalf of such Company in connection with the JRH Business and relating to the pre-market development, manufacturing and production, sale and distribution, post-marketing surveillance, adverse event reporting and marketing thereof, including any conditions for approval and/or post-market requirements that are specific to such Products.

(iii) Except as set forth in Section 3.13(b)(iii) of the Seller Disclosure Schedule, since January 1, 2002, (A) no Product collected, stored, manufactured, marketed, or distributed by or on behalf of the JRH Business has been recalled, suspended or discontinued, as a result of any action by the FDA, USDA, DEA, U.S. state, TGA, or any other Governmental Entity, by any Company or by any licensee, distributor, or marketer of any such Product, in the U.S. or outside of the U.S., and (B) no Company has received a written notification of a claim seeking the recall, withdrawal, suspension or seizure of any Product manufactured, marketed or distributed by or on behalf of the JRH Business which is pending or, to the Knowledge of Seller, threatened against any Company in relation to the JRH Business.

(iv) Except as set forth in Section 3.13(b)(iv) of the Seller Disclosure Schedule, since January 1, 2002, there have been no (A) inspections by the FDA, USDA, DEA, U.S. states, TGA, or other Governmental Entity relating to the JRH Business, or (B) adverse regulatory letters or warning letters, notices of adverse findings, or any other correspondence received by any Company or Sellers in which the FDA, USDA, DEA, a U.S. state, TGA, or other Governmental Entity has stated or explicitly suggested that any Company has violated any Laws administered by such Governmental Entity in connection with such Company’s operation of the JRH Business. Since January 1, 2002 there have been no adverse experience reports or complaints relating to product quality except as set forth in the incidents list, a true and complete copy of which has been made available to Buyer.

3.14 Material Contracts.

(a) Section 3.14 of the Seller Disclosure Schedule sets forth a complete and accurate list of the following written Contracts, and to the Knowledge of Seller, the following oral Contracts, to which any Operating Company is a party or otherwise bound or to which CSL/US is a party or otherwise bound that is related to the JRH Business as conducted as of the date hereof (collectively, the “Material Contracts”):

(i) Any employment or severance Contracts;

(ii) Any Contract for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of U.S.$100,000 (or equivalent value);

(iii) Any Contract containing covenants of a Company (1) to indemnify or hold harmless another Person or group of Persons (except for product warranty obligations in Contracts for the sale of goods in the ordinary course of business or in favor of another Company) or (2) not to (or otherwise restrict or limit the ability of any Company to) compete in any line of business or geographic area;

(iv) Any assignment, license, royalty Contract or other Contract with respect to Intellectual Property (other than assignments for the benefit of a Company contained in employment and employment-related contracts and shrink wrap software licenses and other licenses that are generally commercially available);

(v) Any Contract pursuant to which any Company has entered into a partnership or joint venture with any other Person (other than any other Company) or which requires a sharing of revenue or profits;

(vi) Any indenture, mortgage, loan, guarantee or credit Contract under which any Company has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others;

(vii) Any Contract under which any Company is (1) a lessor of real property, (2) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person which requires annual payments in excess of U.S.$100,000 (or equivalent value), or (3) a lessor of any tangible personal property owned by any Company which requires annual payments in excess of U.S.$100,000 (or equivalent value);

(viii) Any Contract (other than purchase or sale orders in the ordinary course of business that are to be filled or fulfilled within 90 days of the date thereof or that are terminable or cancelable without penalty on 90 days’ notice or less) under which any Operating Company is a purchaser or supplier of goods and services that, pursuant to the terms thereof, requires payments by or to any Operating Company in excess of U.S.$100,000 (or equivalent value) per annum;

(ix) Any Contract entered into on or after the Balance Sheet Date relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) outside of the ordinary course of business and in an amount in excess of U.S.$ 100,000 (or equivalent value) (all of which Contracts have been made available to the Buyer prior to the date hereof);

(x) Any Contract (other than Contracts of the type described above) that involves aggregate payments by or to any Company in excess of U.S.$ 100,000 (or equivalent value) per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice, that are to be filled or fulfilled within 90 days or that are terminable or cancelable without penalty on 90 days’ notice or less;

(xi) Any sales agency, sales representation, consultant, distributorship or franchise agreement that is not terminable without penalty on 30 days’ notice or less, whether the Company is principal or agent, buyer or seller;

(xii) Any outstanding power of attorney empowering any Person to act on behalf of any Company;

(xiii) Any Contract that provides for the sharing of ownership of Intellectual Property;

(xiv) Any Contract providing for the payment of any cash or other benefits upon the sale or change of control of any Company or a substantial portion of its assets; and

(xv) Any Contract prohibiting competition by any Company, prohibiting any Company from freely engaging in any business anywhere in the world, prohibiting the disclosure of Confidential Information or trade secrets or other confidential or proprietary information or prohibiting any Company from challenging the validity or enforceability of any third party’s intellectual property.

(b) All Material Contracts are valid and in full force and effect and enforceable in all material respects in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). None of the Companies nor, to the Knowledge of Seller, any counterpart to any Material Contract, has violated in any material respect any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract. Sellers have provided Buyer with access to a true, complete and accurate copy of each written Material Contract, and, except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, none of such Material Contracts has been modified or amended in any respect since September 30, 2004.

(c) The execution, delivery and performance of this Agreement by Sellers does not, and the consummation by Sellers of the transactions contemplated hereby will not, constitute or result in a breach or violation (or an event that with notice or lapse of time or both would become a material breach or violation) of any Material Contract, or give rise to any counterparty to any Material Contract of a right to terminate such Material Contract, assuming the making of the filings, the provision of the notices and the obtaining the consents described in Section 3.5(b) of the Seller Disclosure Schedule.

3.15 No Collective Bargaining Agreement/Union. Except as set forth in Section 3.15 of the Seller Disclosure Schedule:

(a) No Company is a party to or bound by any industrial award, collective bargaining or workforce agreement, contract or other legally binding commitment to any trade union, employee group or labor organization and no such arrangement is being negotiated;

(b) There is no pending or, to the Knowledge of Seller, threatened strike, walkout, work stoppage, work slowdown, picketing, other “concerted action” involving any employees of any Company or any union organizing effort by or respecting the employees of any Company.

(c) No labor organization, as defined in the U.S. National Labor Relations Act of 1947, as amended (the “NLRA”)) or under any other applicable Law, currently claims any right of representation concerning the respective employees of any Company; and

(d) Neither the Company nor any of its agents, representatives or employees has committed any unfair labor practice, as defined in the NLRA, or any prohibited labor practice under any other applicable Law. There has never been and is not now pending or, to the Knowledge of Seller, threatened, any charge or complaint against any Company by the National Labor Relations Board or any other Governmental Entity, any state, local or foreign labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.

3.16 Employee Benefits.

A. Matters Regarding U.S. Employee Benefits.

(a) A current and complete copy of each (i) document containing the terms of any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including pension and welfare plans) and each stock option, stock purchase, stock appreciation rights, stock based, deferred compensation, incentive, bonus, employment, termination, severance, golden parachute, other compensation and fringe benefit plan, agreement, policy or arrangement in connection with which any Company may have any liability with respect to current or former employees and directors of JRH/US or CSL/US (the “U.S. Company Plans”) and summary plan description and any summary of material modifications, if applicable, (ii) the most recent determination letter from the Internal Revenue Service for all plans qualified under Section 401(a) of the U.S. Code, (iii) the three most recent annual reports, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants and all actuarial reports, and (iv) all related trust agreements, insurance contracts or other funding arrangements that implement such U.S. Company Plans, has been made available to Buyer prior to the date hereof. The U.S. Company Plans are listed in Section 3.16A(a) of the Seller Disclosure Schedule.

(b) To the Knowledge of Seller, all of the U.S. Company Plans and related trust agreements, annuity contracts and other funding instruments are valid, legal and binding and in full force and effect, with no defaults thereunder, comply with and have been administered, operated and maintained in accordance with their terms and are in substantial compliance with the currently applicable provisions of ERISA and the U.S. Code, and no Company has any direct or indirect liability under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA and the U.S. Code, and applicable to the U.S. Company Plans. None of the rights of any Company under the U.S. Company Plans and related trust agreements, annuity contracts and other funding instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of each Company thereunder will be enforceable by the Buyer at or after the Closing Date without the consent or agreement of any other party. Each U.S. Company Plan (including any U.S. Company Plan covering former employees or retirees of any Company) that covers only employees of the Companies may be amended or terminated by the Companies or the Buyer on or at any time after the Closing Date. Each U.S. Company Plan that is intended to be qualified under Section 401(a) of the U.S. Code (“U.S. Pension Plan”) has received determination letters from the Internal Revenue Service, or is entitled to rely on an opinion letter issued to a prototype sponsor, and to the Knowledge of Seller there are no circumstances that would reasonably be expected to adversely affect the qualified status of such U.S. Pension Plan.

(c) None of the U.S. Company Plans is a plan subject to Tide IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the U.S. Code. No Company has ever made any contributions to any plan subject to Tide IV of ERISA and no Company has or may have any liability with respect to any such plan by virtue of being a member of a controlled group or under common control with an employer which contributes to or contributed to any such plan. The Company does not maintain, contribute to, or has any obligation to contribute to or has ever maintained or contributed to or is or was a party to a “multiemployer plan” as that term is defined in Section 3(37) of ERISA, and no Company has or may have any liability with respect to any such plan by virtue of being a member of a controlled group or under common control with an employer which contributes to or contributed to any such plan.

(d) As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or relating to the U.S. Company Plans, and no facts exist that would give rise to any such legal action, proceeding or investigation, suit grievance, arbitration or other manner of litigation, or claim, other than routine claims for benefits. To the Knowledge of Seller, none of the Sellers nor the Companies nor any other party has engaged in any transactions with respect to any U.S. Company Plan that, assuming the “taxable period” (as defined in Section 4975 of the U.S. Code) with respect to such transaction expired as of the date hereof, could give rise to a tax or penalty imposed by Section 4975 of the U.S. Code or Section 502(i) of ERISA. To the Knowledge of Seller, none of the Sellers or the Companies or any of their directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA or the U.S. Code or any other law or ruling or regulation for failure to act in connection with the administration or investment of any U.S. Company Plan. To the Knowledge of Seller, no Company has any liability by virtue of its being a member of a controlled group with a person who has liability under ERISA or the U.S. Code.

(e) Except as set forth in Section 3.16A(e) of the Seller Disclosure Schedule, all contributions required to be made under the terms of any U.S. Company Plan as of the date hereof have been timely made in accordance with past practice and in accordance with ERISA and the U.S. Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the U.S. Company Plans for policy years or other applicable policy periods ending on or before the date hereof. All claims under any U.S. Company Plan which provides a welfare benefit that is self-insured by the sponsor have been paid in the ordinary course of business.

(f) All expenses and liabilities relating to all of the U.S. Company Plans have been, and will on the date hereof be, fully and properly accrued on the Companies’ books and records and the Companies’ financial statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88. The statements of assets and liabilities of the U.S. Company Plans as of the end of the most recent three fiscal years for which information is available, and the statements of changes in fund balances, financial position and Net Assets available for benefits under such U.S. Company Plans for such fiscal years, copies of which have been certified by the Sellers and furnished to the Buyer, fairly represent the financial condition of such U.S. Company Plans as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such U.S. Company Plans, which written reports have been furnished to the Buyer.

(g) Except as described in Section 3.16A(g) of the Seller Disclosure Schedule and, with respect to Section 3.16(g)(w) and (y), except as otherwise provided in Section 5.12, the consummation of the transactions contemplated by this Agreement will not (i) give rise to the payment of any amount that would not be deductible pursuant to U.S. Code Section 280G or U.S. Code Section 162(m) or any similar law or provision, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employees or former employees of any Company, (iii) entitle any of the employees or former employees of any Company to severance pay, unemployment compensation or other payment (iv) accelerate the time of payment or trigger any payment of compensation or benefits under, increase the amount payable, or trigger any other obligation pursuant to, any of the U.S. Company Plans or (v) result in any breach or violation of, or a default under, any of the U.S. Company Plans.

(h) Except as set forth in Section 3.16A(h) of the Seller Disclosure Schedule, no Company has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than under COBRA. As provided in Section 3.16(b) of this Agreement, any such liability or obligation to provide life, medical or other welfare benefits to former or retired employees under a U.S. Company Plan may be terminated by the Companies or the Buyer on or at any time after the Closing Date.

(i) Set forth on Section 3.16A(i) of the Seller Disclosure Schedule are all nonqualified deferred compensation plans, within the meaning of Section 409A(d)(l), in connection with which any Company may have any liability with respect to current or former employees and directors. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(l) of the U.S. Code or contains a provision that would be subject to Section 409A(b)(2) of the U.S. Code.

(j) With respect to any employee welfare benefit plan (within the meaning of ERISA Section 3(1)): (i) each such Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the U.S. Code meets such requirements; (ii) To the Knowledge of Seller, there is no disqualified benefit (as such term is defined in U.S. Code Section 4976(b) which would subject any Company or Buyer to a tax under U.S. Code Section 4976(a); (iii) To the Knowledge of Seller, each and every such Plan which is a group health plan (as such term is defined in U.S. Code Section 5001 (b), including any plans of affiliates of any Company that must be taken into account under U.S. Code Sections 4980B and 4980D) complies and in each and every case has been operated in compliance with the applicable requirements of U.S. Code Section 4890B, Tide I, Part 6 of ERISA and any applicable state and local laws; and (iv) To the Knowledge of Seller, to the extent applicable, each such Plan is in compliance with Section 1862(b)(l)(A)(i) of the U.S. Social Security Act and no Company has any liability for any excise tax imposed by U.S. Code Section 5000.

B. Matters Regarding Australian Employee Benefits.

(a) A copy of all benefit plans, insurance schemes and other compensation, including without limitation any profit sharing, savings, pension, retirement, health, life, disability, medical insurance, deferred compensation, employee share, option, stock purchase, stock appreciation rights, incentive, bonus, employment, termination, severance, other compensation and fringe benefit plan, agreement, program, policy or arrangement provided to or otherwise in connection with which any Company may have any liability with respect to current or former employees and directors of JRH/Australia (the “Australian Employees”) and the CSL Secondees (the “Australian Company Plans”) and any and all documents evidencing such Australian Company Plans have been made available to the Buyer prior to the date hereof, except for the trust deed of the Australian JRH Fund (as defined in Section 1 of the Australian Benefit/Employment Addendum). The Australian Company Plans are listed in Section 3.16B(a) of the Seller Disclosure Schedule.

(b) Each of the Australian Company Plans and related instruments are, to the Knowledge of Seller, valid, legal and binding and in full force and effect, with no defaults thereunder, have been administered, operated and maintained in accordance with their terms and are in compliance with the applicable Law.

(c) As at the date hereof, there is no pending or, to the Knowledge of Seller, threatened legal action, proceeding or investigation or other manner of litigation or claim against or relating to the Australian Company Plans.

(d) All contributions required to be made by any Company or Seller under the terms of any Australian Company Plan as of the date hereof have been made or have been reflected in the Financial Statements or Interim Financial Statements.

(e) Except as disclosed in Section 3.16B(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not:

(i) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G or Code Section 162(m) or any similar foreign Law;

(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any Australian Employee (or former employees) or to any CSL Secondee.

(iii) entitle any Australian Employee (or former employee) or CSL Secondee to severance pay or compensation or other payment, whether provided under Law or otherwise;

(iv) accelerate the time of payment or trigger any payment of compensation or benefits, increase the amount payable, or trigger any other obligation pursuant to, any Australian Company Plans; or

(v) result in any breach or violation of, or a default under, any of the Australian Company Plans.

(f) JRH/Australia contributes to the Australian JRH Fund for all of its employees and has no obligation to contribute to any other fund for any person.

(g) CSL contributes to the CSL Fund (as defined in Section 1 of the Australian Benefit/Employment Addendum) for the CSL Secondees and JRH/Australia has no obligation to contribute to the Australian CSL Fund or to any other fund for the CSL Secondees.

(h) JRH/Australia has paid all superannuation contributions payable for its employees for the period expiring on the Closing Date to the Australian JRH Fund.

C. Matters Regarding UK Employee Benefits.

(a) A copy of all benefit plans, insurance schemes and other compensation, including without limitation any profit sharing, savings, retirement, pension, health, life, disability, medical insurance, deferred compensation, employee share, option schemes, share save schemes, stock purchase, stock appreciation rights, incentive, bonus, employment, termination, severance, other compensation and fringe benefit plan, agreement, program, policy or arrangement and details of all other benefits provided to or otherwise in connection with which any Company may have any liability with respect to current or former employees and directors of JRH/UK (“UK Employees”) (the “UK Company Plans”) and any and all documents evidencing such UK Company Plans have been made available to the Buyer prior to the date hereof. The UK Company Plans are listed in Section 3.16(C)(a) of the Seller Disclosure Schedule.

(b) Each of the UK Company Plans, to the Knowledge of Seller and related instruments are valid, legal and binding and in full force and effect, with no defaults thereunder, have been administered, operated and maintained in accordance with their terms and are in substantial compliance with applicable Law.

(c) As at the date hereof, there is no pending or, to the Knowledge of Seller, threatened legal action, proceeding or investigation or other manner of litigation or claim against or relating to UK Company Plans, and no facts exist that would give rise to any such legal action, proceeding or investigation or other manner of litigation, or claim, other than routine claims for benefits.

(d) All contributions required to be made by any Company or Seller under the terms of any UK Company Plans as of the date hereof have been made or have been reflected in the Financial Statements or Interim Financial Statements.

(e) Except as described in Section 3.15C(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any UK Employee or former employee to severance pay or unemployment compensation or other payments, whether provided under Law or otherwise, (y) accelerate the time of payment or trigger any payment of compensation or benefits, increase the amount payable, or trigger any other obligation pursuant to, any UK Company Plans, or (z) result in any breach or violation of, or a default under, any of the UK Company Plans.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth a complete list of all JRH Registered Owned Intellectual Property. Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, each Company owns and is listed in the records of the appropriate registry of a Governmental Entity as the current owner of record for each patent, patent application, trademark registration, trademark application, copyright registration and copyright application listed in Section 3.17(a) of the Seller Disclosure Schedule.

(b) Section 3.17(b) of the Seller Disclosure Schedule sets forth a complete list of all JRH Licensed Intellectual Property. Each Company has a legally enforceable right to use the JRH Licensed Intellectual Property.

(c) Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, the conduct of the JRH Business as currently conducted does not infringe, misappropriate or otherwise violate, either directly or indirectly (including through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person. The use by the Companies of any JRH Licensed Intellectual Property is in accordance with any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Companies acquired the right to use such JRH Licensed Intellectual Property.

(d) To the Knowledge of Seller, no Person is misappropriating, infringing, diluting or otherwise violating any right of the Companies with respect to any JRH Registered Owned Intellectual Property or any JRH Non-Registered Owned Intellectual Property. No such claims, suits, arbitrations or other adversarial proceedings alleging such misappropriation, infringement, dilution or violation have been brought or threatened against any Person by or on behalf of any of the Companies.

(e) Except as set forth in Section 3.17(e) of the Seller Disclosure Schedule, none of the Companies has received written notice from any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding (A) alleging infringement (or other violation) by the Companies of any Intellectual Property or other rights of any Person or (B) challenging ownership or use of, or the grant, examination, validity, enforcement, registrability or maintenance of, any JRH Registered Owned Intellectual Properly. No JRH Registered Owned Intellectual Property and no JRH Non-Registered Owned Intellectual Property is being used or enforced by the Companies in a manner that would reasonably be expected to result in the invalidity, abandonment, cancellation or unenforceability of such JRH Intellectual Property.

(f) The JRH Registered Owned Intellectual Property (i) has in all material respects been duly maintained, (ii) is in all material respects valid, in full force and effect and enforceable, and (iii) has not expired, been cancelled or abandoned. All maintenance, registration and renewal fees necessary to preserve the rights of the Companies in connection with such JRH Registered Owned Intellectual Property have been paid in a timely manner.

(g) Except as set forth in Section 3.17(g) of the Seller Disclosure Schedule, none of the Companies has entered into any consents, judgments, orders, indemnification agreements, forbearances to sue or settlement agreements that (i) restrict in any material respect any of the Companies’ right to use any JRH Intellectual Property, (ii) restrict in any material respect the JRH Businesses as conducted on the date hereof in order to accommodate a third Person’s Intellectual Property rights, (iii) permit third parties to use any JRH Registered Owned Intellectual Property or JRH Non-Registered Owned Intellectual Property, (iv) reasonably would be expected to provide a third party a defense to infringement of any JRH Registered Owned Intellectual Property or JRH Non-Registered Owned Intellectual Property, or (v) restrict in any material respect the type or quantum or remedies available to any of the Companies for infringement by a third party of any JRH Registered Owned Intellectual Property or JRH Non-Registered Owned Intellectual Property, including but not limited to injunctive relief, damages or accounts for profits.

(h) To the Knowledge of Sellers, each of the Companies has implemented commercially reasonable measures to maintain the confidentiality of the JRH Intellectual Property and all other Confidential Information used in the JRH Business of as conducted as of the date hereof and, to the Knowledge of Seller, such confidentiality has been maintained.

(i) During the last five (5) years, each current and former employee of each of the Companies who has contributed to or participated in research and development activities in his or her capacity as employee of the relevant Company, is or has been engaged under agreements with that Company that provide that all rights to any of the JRH Registered Owned Intellectual Property or JRH Non-Registered Owned Intellectual Property arising out of his or her participation in such research and development activities vests in the Companies.

3.18 Brokers and Finders. Other than Merrill Lynch International, neither the Sellers, nor any Company has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur. CSL agrees to bear all fees and expenses of Merrill Lynch International in connection with the transactions contemplated by this Agreement.

3.19 Taxation.

(a) Except as set forth in Section 3.19 of the Seller Disclosure Schedule, each Company has prepared and filed with all appropriate Taxing Authorities all Tax Returns in respect of Taxes by the date such returns were due (after giving effect to timely filed extensions), and all such returns were correct and complete in all respects. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, each Company has paid all Taxes due and payable prior to the date hereof in full, will pay all Taxes due and payable after the date hereof and prior to the Closing and, in the case of Taxes accruing on or before the Closing that are not due and payable on or before the Closing, each Company has or will make adequate provision on the Closing Date Balance Sheet for such payment. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, each Company has withheld from each payment made to any of its present or former employees, officers, directors, stockholders, shareholders and creditors all amounts required by Law to be withheld and have remitted where required such amounts within the applicable periods allowed by Law to the appropriate Taxing Authorities. In addition, except as set forth in Section 3.19 of the Seller Disclosure Schedule, (a) no assessments for Taxes have been issued against any Company by Taxing Authorities that remain outstanding and unpaid; (b) no Taxing Authorities have conducted an audit of any Company in respect of Taxes within the past three (3) years; and (c) no Company has executed or filed any agreement extending the period for the assessment or collection of any Taxes.

(b) None of the Companies has entered into any “listed transaction” as defined in Treasury regulation section 1.6011-4(b)(2), and the Companies have properly disclosed on their Tax Returns and timely reported to the Office of Tax Shelter Analysis all reportable transactions as required by Treasury regulation section 1.6011-4.

(c) Each of the Companies has either (i) filed or caused to be filed with the appropriate Governmental Entity all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(d) None of the Companies is, or ever has been, a United States real property holding corporation within the meaning of Section 897(c) of the U.S. Code.

(e) There are no outstanding dosing agreements, advance pricing agreements, rulings or requests for rulings or similar filings with any Governmental Entity addressed to any of the Companies that are, or if issued would be, binding on such Company.

3.20 Environmental Matters. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, (a) each Company is in compliance, and has at all times since January 1, 2000 been in compliance, with applicable Environmental Laws; (b) no Company has received any written notice from any Governmental Entity alleging that it is in violation of any applicable Environmental Law; (c) no Company is the subject of any Order or settlement agreement relating to or arising under any Environmental Law; (d) to the Knowledge of Seller, there are no proposed Environmental Laws of any Australian Governmental Entity, or Environmental Laws that have been passed, promulgated, enacted, or otherwise approved by any Australian Governmental Entity but that are not yet effective, that would materially impact JRH/Australia or Real Property located in Australia; (e) no Company has used, generated, emitted, released, discharged, disposed of or arranged for the disposal of any Hazardous Substance either (i) in such a manner as to create a liability under any applicable Environmental Law, or (ii) except as permitted under any applicable Environmental Law; and (f) to the Knowledge of Seller, no third party with whom any Company has contracted for the disposal of any Hazardous Substance, has disposed of any Hazardous Substance that any Company has so contracted for the disposal of either (i) in such a manner as to create a liability under any applicable Environmental Law, or (ii) except as permitted under any applicable Environmental Law.

3.21 Inter-Company Services.

(a) Section 3.21(a) of the Seller Disclosure Schedule lists each of the Contracts between or among one or more of the Companies, on the one hand, and either Seller or any of their respective Affiliates (other than a Company), on the other hand (in each case, an “Inter-Company

Contract”). Effective as of the Closing, each Inter-Company Contract (other than those listed in Section 3.21(b) of the Seller Disclosure Schedule) will be terminated (in the case of the applicable tax-sharing agreement, JRH/Australia will be released) and of no further effect and the Companies will have no further obligations thereunder.

(b) Section 3.21(b) of the Seller Disclosure Schedules set forth the goods and services any Seller or any Affiliate of any Seller (other than the Companies) provides to, or receives from, the Companies, whether or not pursuant to an Inter-Company Contract.

3.22 Conduct of the Companies and the JRH Business. Except as set forth in Section 3.8 or Section 3.22 of the Seller Disclosure Schedule and in connection with the Biocor Sale and the Debt Releases, no Company has done any of the following since September 30, 2004:

(a) declared, set aside or paid any dividend or any distribution (in cash or in kind) to any of its shareholders with respect to any Capital Securities, or directly or indirectly redeemed, purchased or otherwise acquired or made any distribution on or on account of any Capital Securities;

(b) issued, sold, pledged, disposed of or encumbered any of its Capital Securities;

(c) issued or sold any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Capital Securities of any Company;

(d) amended its Charter Documents;

(e) transferred, leased, licensed, guaranteed, sold, mortgaged, pledged, disposed of or encumbered any material property or assets or incurred or modified any material indebtedness, in each case other than in the ordinary course of business;

(f) made or authorized or committed for any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person, in each case other than in the ordinary course of business;

(g) made any acquisition of, or investment in, assets or stock of or other interest in, any other Person;

(h) terminated, established, adopted, entered into, made any new grants or awards under, materially amended or otherwise materially modified, any Company Plans, except as required by Law, or increase the salary, wage, bonus or other compensation of any employees, other than in the ordinary course of business;

(i) settled or compromised any material claims or litigation or waived, released or assigned any material rights;

(j) amended or terminated any Material Contract or received written notice or, to the Knowledge of Seller, unwritten notice that any such Material Contract has been amended or terminated;

(k) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for writedowns or writeoffs for any item that is less than U.S.$50,000 (or equivalent value) and which writedowns and writeoffs are in the aggregate less than U.S.$250,000 (or equivalent value);

(1) made any change in any method of accounting or accounting practice or policy other than those required by GAAP or applicable Law;

(m) increased the compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any shareholder, director, officer, agent, or employee, or the benefits granted under any Plan with or for the benefit of any such shareholder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed in Section 3.14(a)(i) of the Seller Disclosure Schedule or otherwise not unusual in timing, character or amount made in the ordinary course of business to employees);

(n) modified or terminated (prior to expiration) any government license, permit or other authorization;

(o) abandoned or allowed to lapse or not enforced against any infringing party any JRH Intellectual Property owned by any Company that is material to the operation of the JRH Business as conducted as of the date hereof;

(p) waived any claims or rights outside the ordinary course of business, including any forgiveness or cancellation of any indebtedness;

(q) disclosed any Confidential Information to any person or entity other than (i) to Buyer and other persons bidding for the JRH Business and their respective representatives, agents, attorneys and accountants (provided that such persons have entered into customary nondisclosure agreements with Sellers with respect thereto), (ii) the employees of the Companies in the ordinary course of business (provided that such persons have entered into customary non-disclosure agreements with the Company with respect thereto), (iii) the customers and suppliers of the Companies in the ordinary course of business (provided that such customers and suppliers have entered into customary non-disclosure agreements with the Company with respect thereto), or (iv) the respective representatives, agents, attorneys and accountants of the Companies and Sellers in connection with their activities on behalf of the Company, including evaluation, negotiation and consummation of the transactions contemplated hereby;

(r) materially changed its ordinary course of business, or materially changed its methods of purchasing, selling, leasing, managing, marketing, promoting or operating, or the delaying or postponing of the payment of accounts payable or other liabilities of the Company;

(s) made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or filed any amended Tax Return or claim for refund; or

(t) authorized or entered into an agreement to do any of the foregoing.

3.23 No Questionable Payments. None of the current or former directors, executives, officers or employees or shareholders of Sellers or any of the Companies (when acting in such capacity or otherwise on behalf of the Companies): (a) has made or is making any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has, directly or indirectly, paid or given, or offered, promised or authorized the payment or gift of, anything of value to any official, employee or person acting on behalf of any government, governmental agency or instrumentality, government-owned entity or public international organization, or any political party, party official or candidate for public office, or any employee of any customer or supplier in contravention of the Laws of any jurisdiction, (c) has violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Acts 1889 to 1916, as amended by the Anti-Terrorism, Crime and Security Act 2001, all as enacted in the UK, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business, or (d) has made any bribe, payoff, influence payment, kickback or other unlawful payment of any nature using funds of the Companies or otherwise on behalf of any of the Companies.

3.24 Insurance. Section 3.24 of the Seller Disclosure Schedule contains a complete and correct list of all insurance policies currently maintained by or on behalf of the Companies. Such policies are in full force and effect in all material respects. All premiums due thereon have been paid and no Seller or Company is in default with respect to any of the obligations under any such insurance policy.

3.25 Books and Records and Financial Controls.

(a) True, correct and complete copies of the books of account, stock record books, minute books and other corporate records of each Company have been made available to Buyer and such books and records have been maintained in accordance with good business practices. At the Closing, all of those books and records will be in the possession of the Companies.

(b) All returns, particulars, resolutions and other documents which any of the Companies are required to file with or deliver to any authority in any jurisdiction (including, in particular in the case of JRH/UK, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

(c) Each Company uses commercially reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.26 Accounts Receivable. All the accounts receivable of Company as of September 30, 2004, as set forth on the Interim Financial Statements, and any accounts receivable outstanding as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent, respectively, valid obligations of third parties arising from sales actually made in the ordinary course of business. Except as set forth on Section 3.26 of the Seller Disclosure Schedule, reflected in the Interim Financial Statements or as reserved for or otherwise reflected in the Closing

Date Balance Sheet, no such Accounts Receivable are subject to any valid counterclaim, set-off, defense, security interest, claim, or other encumbrance and no Company has received written notice of any material asserted counterclaim, claim or other encumbrance. Except as set forth in Section 3.26 of the Seller Disclosure Schedule, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Accounts Receivable.

3.27 Products.

(a) The products sold by the Company since January 1, 2002 were manufactured in accordance with cGMP Standards, including those appropriate for customer requested specifications of products for use as a raw material in biopharmaceutical manufacturing, and were in conformity with all applicable product registrations and applicable FDA, USDA and TGA specifications (confirmed with appropriate documentation). Except as set forth in Section 3.27(a) of the Seller Disclosure Schedule, none of the Companies has received notice of any liability or obligation with respect to the return of inventory in the possession of customers for breach of warranty, and to the Knowledge of Sellers, there is no reasonable basis for such liability or obligation.

(b) Except as reflected on the Interim Balance Sheet or the Closing Date Balance Sheet, as applicable, or as reserved for or otherwise reflected on the Closing Date Balance Sheet, the Companies’ inventory consists of materials that is sold by the Companies in the ordinary course of business consistent with past practice, is not physically damaged, previously used, obsolete or expired or discontinued, is conforming to the Companies’ specifications, is merchantable (provided that merchantable is not intended to imply that a ready purchaser is available or will become available for merchantable goods), has been properly stored in accordance with generally accepted industrial practices, is of a quality that is consistent with past practice, was manufactured in accordance with cGMP Standards, including, where applicable, those appropriate for customer requested specifications of products for use as a raw material in biopharmaceutical manufacturing and conforms with all applicable product registrations and applicable FDA, USDA and TGA specifications (confirmed with appropriate documentation). Except as set forth in Section 3.27(b) of the Seller Disclosure Schedule, as of the date hereof, no Company holds any materials on consignment or holds title to any materials in the possession of others.

(c) The Sellers have provided the Buyer with access to true, accurate and complete copies of selected batch records for inventory of finished products held by the Companies and with a true, accurate and complete list of all customer complaints received by each Company since January 1, 2002.

3.28 Transactions with Related Persons: Outside Interests.

(a) Except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, no Seller or director, officer, employee or Affiliate of any Seller or Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest (other than a de minims interest, as described in Section 3.28(b) below), is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Company or has any interest in any of Closing Indebtedness, Real Property or assets of any Company, except as specifically disclosed in a Schedule to this Agreement.

(b) No Seller, Affiliate of any Seller or Affiliate of any Company or director, officer, employee of any of them has any direct or indirect financial interest in any competitor with or supplier, sales representative, distributor or customer of the Company; provided, however, that for this purpose ownership of Capital Securities having no more than two percent (2%) of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the NASDAQ National Market shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.

3.29 Bank Accounts of the Companies. Set forth in Section 3.29 of the Seller Disclosure Schedule is a list all bank accounts, investment accounts and safe deposit boxes maintained by the Companies, together with the locations of such banks. The Sellers have provided Buyer with a true, accurate and complete list of the location and numbers of all such bank accounts and the names of all persons who are authorized signatories or have access thereto or control thereunder.

3.30 Officers and Employees.

(a) Except as disclosure would violate applicable Law, the Sellers have disclosed to Buyer the following information: (i) the identity of all current directors of each Company, (ii) the identity of all current officers (with office held) of each Company and (iii) the identity of all current employees of each Company; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time (including annual leave and long service leave in the case of Australian Employees and the CSL Secondees) owing to such person, any incentive or bonus payments or any other material benefits, the date of employment of each such person and the length of notice to terminate employment in accordance with applicable Laws and any relevant Contract.

(b) Set forth in Section 3.30(b) of the Seller Disclosure Schedule is a complete list of all employment, severance, consulting or other Contracts with an employee or former employee, consultant, worker, officer or director of any Company that will require the payment of remuneration or benefits (whether by way of salary, fees, bonus, cash, benefits or the provision of insured or other benefits) by any Company after the date hereof in excess of U.S.$l50,000 (or equivalent value) per annum.

(c) At the Closing, the employees of the Companies and the CSL Secondees will constitute all of the Persons used in, or reasonably necessary for, the operation of the JRH Business as conducted by the Companies as of the date hereof.

(d) Except as set forth in Section 3.30(d) of the Seller Disclosure Schedule, no claim has been made for breach of any employment Contract or Contract for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or under sl06 of the Industrial Relations Act of 1996 (NSW) or for failure to comply with any Law concerning employment rights or in relation to any alleged discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services, nor, to the Knowledge of Seller, has any such claim has been threatened or is pending.

(e) Except as set forth in Section 3.30(e) of the Seller Disclosure Schedule, there is no employment Contract or Contract for services in force between any Company and any of its directors, officers, employees or workers that is not terminable by the Company without compensation of more than a sum equivalent to three months’ salary and benefits at any time or that provides for compensation specifically in connection with this Agreement.

(f) Except as set forth in Section 3.30(f) of the Seller Disclosure Schedule, no Company is a party to, bound by or proposing to introduce in respect of any of its directors or employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

3.31 Discrimination and Occupational Safety and Health. No person or party (including, but not limited to, a Governmental Entity of any kind) has any valid claim, or valid basis for any action or proceeding, against any Company arising out of any Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or, except as set forth in Section 3.31 of the Seller Disclosure Schedule, occupational safety and health standards. No Company has received any written notice from any Governmental Entity alleging a violation of occupational safety or health standards. Section 3.31 of the Seller Disclosure Schedule sets forth (i) all pending workers compensation claims against any Company relating to the use or existence of asbestos in any of the products of the Company and (ii) a true, correct and complete list of (A) all workers compensation claims against any Company made over the three (3) years preceding the date hereof and (B) all open workers compensation claims against any Company.

3.32 Product Liability Claims. Except as described in Section 3.32 or Section 3.13(b)(iv) of the Seller Disclosure Schedule, none of the Sellers and/or any Company has since January 1, 2000 received written notice of or written information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, any Company or its employees (a “Product Liability Claim”). Section 3.32 of the Seller Disclosure Schedule accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim.

3.33 Product and Service Warranties. Except as set forth in Section 3.33 of the Seller Disclosure Schedule, no Company makes any express warranties or guaranties as to goods sold, or services provided by, the JRH Business, and there is no pending or, to the Knowledge of Seller, threatened claim alleging any breach of any such warranty or guaranty. Except as set forth in Section 3.33 of the Seller Disclosure Schedule, since January 1, 2002, no Seller or Company has received a claim for, or based upon, strict liability, negligent manufacture, negligent provision of services, or any other allegation of liability resulting from defects in products sold or from services provided by any Company. Since January 1, 2002, no Seller or Company has received a claim for breach of warranty except as described in the incidents list, a true and complete copy of which has been delivered to Buyer.

3.34 Customers and Suppliers. Sellers have delivered to Buyer a true, complete and correct list of the 10 largest customers of the JRH Business and the 10 largest suppliers of the JRH Business, by volume of sales and purchases, respectively (by dollar value), for each of the years ended June 30, 2002, 2003 and 2004. No supplier of any Company who since January 1, 2004 has sold more than $100,000 of materials, products or services to the Companies on or prior to the date hereof has notified any Company or Seller in writing that it intends to decrease materially the amount of such materials, products or services it will sell to the Companies as compared to the amount of material, products or services it sold for the Companies during calendar year 2004. Except as reflected in the summary of possible declines in sales to certain customers specifically disclosed by Sellers to Buyer on or about December 21, 2004, no customer of any Company who since January 1, 2004 has purchased more than $100,000 of materials, products or services (including sera and growth factors) has on or prior to the date hereof notified any Company or Seller in writing that it intends to decrease materially the amount of materials, products or services it will purchase from the Companies as compared to the amount of materials, products or services it purchased from the Companies during calendar year 2004.

3.35 Foreign Operations and Export Control. Each Company has at all times acted:

(a) without written notice of violation of and in compliance with all relevant anti boycott laws, regulations and guidelines, including without limitation Section 999 of the U.S. Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and has not entered into any agreements requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do business with any person or entity for boycott-related reasons;

(b) without written notice of violation of and in compliance with any and all applicable export or reexport control or sanctions laws, orders or regulations of any applicable jurisdictions, including without limitation the UK, the European Union and Australia, and including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, all as amended from time to time, and without written notice of violation of and in compliance with any required export or reexport licenses or authorizations, general licenses or license exceptions granted under such laws, regulations or orders, which licenses and authorizations are described in Section 3.35(b) of the Seller Disclosure Schedule; and

(c) without written notice of violation and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in Section 3.35(c) of the Seller Disclosure Schedule.

3.36 True Copies of Documents. Each document attached as or in the Seller Disclosure Schedule is a true, correct and complete copy of the document it purports to be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as hereafter set forth in this Article IV, subject to the exceptions specifically set forth in the Buyer Disclosure Schedule attached hereto as Schedule B (the “Buyer Disclosure Schedule”). Except for such representations and warranties hereafter set forth in this Article IV, none of Buyer or any other Person on behalf of Buyer has made or makes any representation or warranty, either express or implied, to Sellers or any other Person. Buyer hereby disclaims any such other representations or warranties, notwithstanding the delivery or disclosure to any Seller or its officers, directors, employees, agents or representatives of any information or documentation pertaining to Buyer and each Seller confirms to Buyer (for itself and on behalf of any person acting on behalf of Buyer) that it hereby waives any claims that it or any Affiliate may have at any time against Buyer or any person acting on behalf of Buyer in respect of any such information or documentation or Sellers’ use or reliance thereon.

4.1 Organization and Authority of Buyer. Buyer is a corporation duly incorporated and is in good standing under the laws of Delaware with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming due authorization, execution and delivery hereof by each Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution or delivery and performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will violate (a) its Charter Documents, (b) any Contract to which Buyer is a party or by which it is bound or (c) any Law or Order to which Buyer is subject.

4.2 Consents and Approvals. Other than the filings, notices and consents set forth in Section 4.2 of the Buyer Disclosure Schedule, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Brokers and Finders. Other than Goldman, Sachs & Co., Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur. Buyer agrees to bear all fees and expenses of Goldman, Sachs & Co. in connection with the transactions contemplated by this Agreement.

4.4 Financial Capability. Buyer has sufficient funds to pay the Purchase Price to Seller on the terms and conditions contained in this Agreement and will have such funds on the Closing Date.

4.5 Investment Matters. Buyer is acquiring the Purchased Securities for its own account for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution thereof in violation of Law, including, without limitation, the Securities Act or the Corporations Act 2001 (Cth). Buyer acknowledges that the Purchased Securities are not registered under the Securities Act or any other applicable Law, and that the Purchased Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

COVENANTS

5.1 Conduct of the Companies, and the JRH Business. Except as set forth in Section 5.1 of the Seller Disclosure Schedule or as otherwise permitted by this Agreement, from the date of this Agreement to the Closing, CSL shall cause the Companies to operate the JRH Business in the ordinary course consistent with past practices. In addition (and without limiting the generality of the foregoing covenant to operate in the ordinary course of business consistent with past practice), except as set forth in Section 5.1 of the Seller Disclosure Schedule or as otherwise expressly permitted by this Agreement, CSL shall not cause or permit any of the Companies to do any of the following in connection with the JRH Business without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) except for payments necessary to satisfy Closing Indebtedness obligations owed by any Company, declare, set aside or pay any dividend or any distribution (in cash or in kind) with respect to any Capital Securities, or otherwise redeem, purchase or otherwise acquire or make any distribution on or on account of any of the Capital Securities of any Company;

(b) except for Capital Securities issued in exchange for payments necessary to satisfy Closing Indebtedness obligations owed by any Company, issue, sell, pledge, dispose of or encumber any Capital Securities in any Company;

(c) issue or sell any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Capital Securities in any Company;

(d) amend the Charter Documents of any Company;

(e) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets (other than sales of inventory in the ordinary course of business) or incur or modify any material indebtedness (other than inter-company indebtedness incurred in the ordinary course that will be paid and satisfied at Closing);

(f) make or authorize or commit for any capital expenditures or, by any means, make any acquisition of or investment in, assets or stock of or other interest in, any other Person, in each case other than in the ordinary course of business;

(g) terminate, establish, adopt, enter into, make any new grants or awards under, materially amend or otherwise materially modify, any Company Plans, except as required by Law, or increase the salary, wage, bonus or other compensation of any employees, other than in the ordinary course of business;

(h) settle or compromise any material claims or litigation or waive, release or assign any material rights;

(i) amend or terminate any Material Contract or enter into any Contract that would be a Material Contract, in each case, other than in the ordinary course of business and other than in connection with the Debt Releases;

(j) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or applicable Law;

(k) other than in the ordinary course of business, increase the compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any shareholder, director, officer, agent, or employee, or the benefits granted under any Plan with or for the benefit of any such shareholder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed in Section 3.14(a)(i) of the Seller Disclosure Schedule or otherwise not unusual in timing, character or amount made in the ordinary course of business to employees);

(1) modify or terminate (prior to expiration) any government license, permit or other authorization (except for non-material government licenses, permits and other authorizations contemplated by or consistent with the Lenexa Expansion Project and Brisbane Expansion Project);

(m) abandon or allow to lapse, or not seek to enforce against any infringing party of which Sellers have Knowledge, any JRH Owned Intellectual Property;

(n) waive any claims or rights outside the ordinary course of business, including any forgiveness or cancellation of any indebtedness;

(o) disclose any Confidential Information to any person or entity other than (i) to Buyer and Buyer’s representatives, agents, attorneys and accountants, (ii) the employees of the Company in the ordinary course of business, (iii) the customers of the Company in the ordinary course of business (provided that such customers have entered into customary non-disclosure agreements with the Company with respect thereto), or (iv) the respective representatives, agents, attorneys and accountants of the Company or Sellers in connection with their activities on behalf of the Company, including evaluation, negotiation and consummation of the transactions contemplated hereby;

(p) materially change its ordinary course of business, or materially change its methods of purchasing, selling, leasing, managing, marketing, promoting or operating, or the delaying or postponing of the payment of accounts payable or other liabilities of the Company;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(r) initiate any process under which the ability of the creditors of any Company to take any action to enforce their debts is suspended, restricted, modified or prevented, or which results in the appointment of any administrator;

(s) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or file any amended Tax Return or claim for refund; or

(t) authorize or enter into an agreement to do any of the foregoing.

5.2 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years after the Closing Date in any member nation of the European Union and for a period of five (5) years after the Closing Date in any other nation, no Seller shall and each Seller shall cause each of its Subsidiaries not to, directly or indirectly, (i) engage in any Competing Business without the prior written consent of Buyer, or (ii) own an interest in, manage, or operate, any Person that engages in a Competing Business without the prior written consent of Buyer; provided, however, that, for the purposes of this Section 5.2(a), (x) ownership or control of a Person who derives less than five percent (5%) of its gross revenue from the operation of a Competing Business shall in no event constitute a violation of this Section 5.2(a), (y) ownership of securities having no more than five percent (5%) of the outstanding voting power of any Person that are listed on any securities exchange located in the United States, Australia, the United Kingdom or Europe or traded in any over-the-counter securities market located in the United States, Australia the United Kingdom or Europe shall in no event constitute a violation of this Section 5.2(a) or, (z) ownership of securities having no more than five percent (5%) of the outstanding voting power of any Person that is privately held shall in no event constitute a violation of this Section 5.2(a).

(b) For a period of two (2) years from the Closing Date, no Seller shall, and each Seller shall cause each of its Subsidiaries not to, directly or indirectly, actively solicit for employment any individual who immediately prior to the Closing Date was an employee of any Company without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned); provided, however, general advertisements and other forms of general solicitations for employment shall not be deemed a violation of this Section 5.2(b).

(c) Sellers shall, and agree to cause their Affiliates to, hold in confidence at all times after the date hereof all trade secrets and other Confidential Information, and shall not disclose, publish or make use of any such trade secrets or other Confidential Information at any time after the date hereof without the prior written consent of the Buyer. Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of the trade secrets and other Intellectual Property pursuant to applicable Law.

(d) Sellers acknowledge and understand that the provisions of this Section 5.2 are an integral part of its obligations hereunder and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.2 and hereby agree that any remedy at Law for any breach of the provisions contained in this Section 5.2 shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have under this Agreement.

(e) The parties acknowledge and agree that the non-competition covenant set out in Section 5.2(a) (the “Restraint”) is for the protection of the goodwill of the Buyer in the JRH Business following the Closing. If any part of the Restraint is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Buyer in the JRH Business following the Closing, but would be judged reasonable and necessary if any activity were deleted or a period or area were reduced, then the Restraint applies with that activity deleted or period or area reduced by the minimum amount necessary to make the Restraint more reasonable in the circumstances.

(f) After the Closing Date, each of the Sellers and its Affiliates anywhere in the world, must not:

(i) use the JRH Intellectual Property in any way; or

(ii) subject to Section 5.15(b), use any business name, internet domain name or trademark which is deceptively similar to or substantially identical with any of “JRH” or “JRH Bioscience”; or

(iii) commit any act or omission which would be an infringement of, or otherwise inconsistent with, the Buyer’s right in JRH Intellectual Property; or

(iv) retain any copies of JRH Intellectual Property except as required by law.

5.3 Governmental Consents.

(a) The Parties agree to make all necessary or appropriate filings to obtain the Governmental Consents with respect to the transactions contemplated by this Agreement as soon as reasonably practicable (and, with respect to Governmental Consents set forth in Section 6.1(a)(ii) of the Seller Disclosure Schedule, within five (5) Business Days of the Date hereof) and to supply to the appropriate Governmental Entities any additional information and documentary material that may be requested thereof as soon as reasonably practicable. The parties shall reasonably assist each other in seeking to obtain all such Governmental Consents and in making all such filings.

(b) Each of Buyer and Sellers shall use its (and shall cause its Affiliates to use their respective) commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary under applicable Law or as requested by any Governmental Entity in order to satisfy the conditions set forth in Section 6.1; provided, however: that Buyer shall not be required to offer, take or agree to any actions in connection with, or agree to, any separate order, sale, divestiture or disposition of plants, assets or businesses; and provided further that no Company shall divest or dispose of any plants, assets or businesses pursuant to the obligations of this Section 5.3 without the prior consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

5.4 Third Party Consents. Sellers shall use their commercially reasonable efforts to obtain promptly, or to cause their Affiliates to obtain promptly, the consents waivers, approvals and authorizations from third parties (that are not Governmental Entities) that are set forth in Section 3.5(b) of the Seller Disclosure Schedule. In connection with obtaining any consent, waiver, approval or authorization pursuant to this Section 5.4, Sellers shall not be required to pay any material consideration or incur any material costs or expenses (other than fees and expenses of legal counsel engaged for such purpose and de minimis out-of-pocket expenses). Sellers or Sellers’ Affiliates obtaining any consent, waiver, approval or authorization referenced in this Section 5.4 shall in no event be a condition precedent to Buyer obligation to effect the transactions contemplated by this Agreement unless such consent, waiver, approval or authorization is included in Article VI.

5.5 Cooperation.

(a) Subject to applicable Laws relating to the sharing of information, Sellers and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Sellers or Buyer, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.5(a) shall require Buyer to provide to any Seller any filing made by Buyer under the HSR Act or other applicable antitrust Laws. In exercising the foregoing right, each of Seller and Buyer shall act reasonably and as promptly as practicable.

(b) Sellers and Buyer shall each, upon request by the other, furnish the other with all information concerning itself and its Affiliates and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Sellers or Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party need disclose to any other party or its authorized representatives any information the disclosure of which would (i) violate applicable Law, (ii) result in a breach of attorney-client privilege or similar privilege, (iii) result in the disclosure of any trade secrets of third parties, or (iv) violate any confidentiality or nondisclosure agreement or other agreement or arrangement to which such party or any of its Affiliates is a party.

(c) Sellers and Buyer shall each keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or Buyer, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Neither Sellers nor Buyer shall participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless such party consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; provided, however, that no Seller shall be permitted to attend or participate in any meeting with any Governmental Entity in respect of any filing made under the HSR Act or other applicable antitrust Laws without the prior written approval of Buyer.

5.6 Access and Information.

(a) After the date hereof and prior to the Closing Date, Sellers shall permit Buyer and its authorized representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties, inventory (as individually packaged, but not the contents of such packages), Contracts, books and records of the Companies, including to all batch records for inventory of finished products held by each Company, and to the officers and operating level employees, auditors, investment bankers, counsel, environmental consultants and other representatives of the Companies, in each case, as Buyer shall from time to time reasonably request; provided, however, that any such access shall be permitted (after consultation with the senior management of the Companies) in such a manner as would not reasonably be expected to interfere with the operation of the JRH Business; provided, further, that Buyer shall reimburse Sellers promptly for all reasonable out-of-pocket costs and expenses incurred by Sellers or the Companies in complying with any such request by or on behalf of Buyer. Notwithstanding the foregoing, Sellers need not disclose to Buyer or its authorized representatives any information the disclosure of which would (i) violate applicable Law, (ii) result in a breach of attorney-client privilege or similar privilege, (iii) result in the disclosure of any trade secrets of third parties, or (iv) violate any confidentiality or nondisclosure agreement or other agreement or arrangement to which a Seller or any of its Affiliates is a party.

(b) After the date hereof and prior to the Closing Date, Buyer shall not undertake intrusive environmental sampling on any of the Real Property without the prior written consent of Sellers, which shall not be unreasonably withheld. Buyer shall indemnify and hold harmless Sellers from any property damage, loss, cost or expense arising out of the conduct of any such investigations; provided, however, that with regard to any such pre-Closing samplings or investigations, Buyer shall have no indemnity obligations to the extent any such property damage, loss, cost or expense is caused by the acts or omissions of any Seller or Company and Buyer shall not be responsible for any Hazardous Substance which Buyer did not bring onto the Real Property, nor for any and all subsequent releases thereof or violations of Laws resulting therefrom. Further, after the date hereof and prior to the Closing Date, Buyer shall not contact any Governmental Entity regarding the status of the Companies’ compliance with any Laws without providing Sellers with prior written notice of its intent to contact each such Governmental Entity and providing Sellers with the reasonable opportunity to participate in any such meeting or discussion and without obtaining the prior written consent of CSL, which shall not be unreasonably withheld.

(c) All Confidential Information provided or obtained pursuant to Section 5.6(a) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Deed, dated August 4, 2004, by Buyer in favor of CSL (the “Confidentiality Agreement”).

(d) Following the Closing, for so long as such information is retained by Buyer, or any of the Companies (which shall be for a period of at least seven (7) years), Buyer shall permit Sellers and their authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books, records and personnel relating to the JRH Business prior to the Closing Date, to the extent that such access may be reasonably required in connection with (i) the preparation of Sellers’ Tax Returns or accounting records or with any audits, (ii) any suit, claim, action, proceeding or investigation relating to the JRH Business, (iii) any regulatory filing or matter, or (iv) any other valid legal or business purpose of the Sellers related to this Agreement and the transactions contemplated hereunder; provided, that Sellers shall reimburse Buyer promptly for all reasonable out-of-pocket costs and expenses incurred by Buyer, or the Companies in connection with any such request. The Sellers shall be permitted to retain duplicate copies of records relating to Taxes, including Tax Returns and such other documents that would be helpful or necessary to refer to in connection with any Tax audit by the IRS or another Tax authority (including, without limitation, the relevant tax authorities in Australia and the UK).

(e) Following the Closing, Buyer shall, and shall instruct its and the Companies’ employees to, at Sellers’ request, cooperate with Sellers as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the JRH Business that is brought against any Seller or any of its respective Affiliates at any time after the Closing; provided, however, that Sellers shall reimburse Buyer promptly for all reasonable out-of-pocket costs and expenses incurred by Buyer, or the Companies in connection with any such request.

5.7 Termination of Certain Contracts; Satisfaction of Closing Date Debt. Prior to or at the Closing, Sellers shall, or shall cause the Companies to (i) terminate the Contracts specified in Section 5.7 of the Seller Disclosure Schedule and (ii) pay off, assume or otherwise satisfy in full all of the Closing Indebtedness specified in Section 5.7 of the Seller Disclosure Schedule, including, to the extent practicable, any intercompany indebtedness.

5.8 Tax Check the Box Requirement. At Buyer’s request, Sellers agree to prepare and file, or cause to be prepared and filed, for JRH/Australia and JRH/UK IRS Form 8832 Entity Classification Election electing that each such entity be disregarded as a separate entity from its owner within 10 days following the Closing Date. Such elections shall be effective no later than immediately prior to the Closing. Buyer shall indemnify and hold the Sellers harmless with respect to any entity classification elections made for JRH/UK and JRH/Australia requested by Buyer pursuant to this Section 5.8.

5.9 Labor Matters, WARN, TULCRA.

(a) Buyer shall not, and shall cause any Company not to, at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the U.S. Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) or without fully complying with the collective consultation requirements under the (UK) Trade Union and Labour Relations (Consolidation) Act 1992 (“TULCRA”), if applicable, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of any Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of any Company. Buyer also shall not, and shall cause any Company not to, without fully complying with the notice and other requirements of the applicable Law in Australia, the UK, and/or the European Union, effectuate modifications to the facilities or reduce or change the terms of employment of the Companies’ employees in Australia and the UK, as applicable.

(b) If Buyer takes any action within 180 days after the Closing Date which independently, or in connection with any reduction in the size of the Companies’ work force occurring within the ninety-day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or any action covered in the United Kingdom by TULCRA, Buyer shall be solely responsible for providing any notice required by the WARN Act or under TULCRA and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

5.10 Intentionally Omitted.

5.11 Employee Benefit Plans.

(a) As of the Closing Date, all employees of the Companies shall cease to participate in any Company Plan where employees other than the employees of the Companies also participate. Upon the Buyer’s request, the Companies and the Sellers shall terminate any Company Plans that cover only employees of the Companies prior to the Closing Date. All participants and former participants in any Company Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA shall become fully vested in their benefits under such employee pension benefit plan. As promptly as reasonably practicable after the Closing Date, the Buyer shall, or shall cause the Companies to, enroll such persons who were employees of the Companies immediately prior to the Closing Date and who continue to be employees of the Companies or the Buyer following the Closing Date, other than Thomas Giarla (“Continuing Employees”) and employees of Sellers set forth on Section 5.11(e) of the Seller Disclosure Schedule (“Transferred Employees”) in the Buyer’s employee benefit plans for which such employees are eligible (“Buyer Plans”) on the same terms as which the Buyer’s similarly situated employees participate. However, Buyer shall provide hourly Continuing Employees and Transferred Employees of the Companies with long term disability benefits through the close of the current fiscal year (June 30, 2005) under the existing Company welfare benefit plans providing such benefits. Subject to the requirements of applicable law, Buyer shall cause Continuing Employees and Transferred Employees to be given credit under each Buyer Plan in which such employees are eligible to participate, as determined above, for all service with the Sellers, the Companies, and their Affiliates for all purposes to the extent permitted under each Buyer Plan and except to the extent such service credit would result in the duplication of benefits. Notwithstanding anything herein to the contrary, this Section shall not operate to duplicate any benefit provided to any Continuing Employee or to fund any such benefit. Although Continuing Employees and Transferred Employees shall accrue vacation leave according to the vacation policy of the Buyer, each Continuing Employee and Transferred Employee shall be grandfathered with respect to their annual vacation leave earned as of the Closing Date. Notwithstanding the foregoing, with respect to Australian Employees (but not including non- employee directors or former employees) and CSL Secondees, Buyer shall comply with Schedule C (the “Australian Benefit/Employment Addendum”), and with respect to UK Employees (but not including non-employee directors or former employees) and employees currently employed by JRH/US, this Section 5.11(a) shall be subject to the additional provisions of Section 5.11(d). Except as otherwise provided in this Agreement, Buyer shall assume responsibility for continuation coverage compliance under COBRA for Continuing Employees and Transferred Employees.

(b) If the Continuing Employees or the Transferred Employees become eligible to participate in any medical, dental or other welfare plan of Buyer or the Companies, Buyer shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable Company Plans or Seller employee benefit plans covering such employees at the Closing Date and (ii) honor any deductible and out-of-pocket expenses incurred by the employees and their beneficiaries under the applicable Company Plans or Seller employee benefit plans during the portion of the calendar year in which the Closing occurs that precedes the Closing Date. If the Continuing Employees or Transferred Employees become eligible to participate in a group term life insurance plan maintained by Buyer, or the Companies, to the extent permitted thereunder, Buyer shall cause such plan to waive any medical certification for such employees up to the amount of coverage the employees had under the life insurance plan covering such employees at the Closing

Date (but subject to any limits on the maximum amount of coverage under Buyer’s, Companies’ life insurance plan). In addition, prior to the Closing Date, Sellers shall cause the accounts of any employee of the Operating Companies participating in a flexible benefit plan to be transferred into a separate and comparable plan (which may be Buyer’s Plan if directed by Buyer) and Buyer shall assume the obligations under such plan on the Closing Date.

(c) The Buyer shall provide to any Continuing Employee and Transferred Employee whose employment is involuntarily terminated without cause or made redundant on or before the first anniversary of the Closing Date with severance benefits in accordance with the terms and conditions of the Companies’ severance policy as amended and restated December 2004, including, if applicable, the minimum severance benefit of twelve (12) weeks (“Normal Severance Benefit”) unless such employee is a party to a retention or employment agreement providing severance benefits. If a Continuing Employee and/or Transferred Employee is a party to a retention or employment agreement previously disclosed by Seller to Buyer, which provides for severance benefits, Buyer shall provide severance benefits in accordance with the terms of such agreement.

(d) With respect to the U.S. Company Plan that is a qualified retirement plan under Sections 401(a) and 401(k) of the Code, prior to the Closing Date (the “Company 401(k) Plan”) and if requested by Buyer, Sellers shall effect a termination or partial termination and cause the account balance of each Continuing Employee and Transferred Employee to be 100% vested. Buyer shall provide retirement benefits to Continuing Employees and Transferred Employees under Buyer’s Plans. Buyer shall also designate a tax-qualified defined contribution plan of the Buyer (“Buyer 401(k) Plan”) that either (i) currently provides for the receipt from Continuing Employees and Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from such eligible rollover distributions. If Buyer requests a termination of the Company 401(k) Plan, each Continuing Employee and Transferred Employee who is a participant in the Company 401(k) Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the Buyer 401(k) Plan, subject to and in accordance with the provisions of such plan and applicable Law. Either of CSL/US or JRH/US, as applicable, shall provide Buyer with copies of any personnel and other records pertaining to the Transferred Employees and such records of any agent or representative of CSL/US or JRH/US, as applicable, pertaining to the Transferred Employees and the Company 401(k) Plan as Buyer may reasonably request in order to administer and manage the accounts and assets rolled over to the Buyer 401(k) Plan. With respect to UK Employees (but not including non-employee directors or former employees), Buyer shall participate, or provide participation, in the Scottish Widows Scheme or provide a private retirement benefit of comparative scope.

(e) Except as otherwise contemplated by Section 5.11(e) of the Seller Disclosure Schedule, at or prior to the Closing, the Companies will continue the employment of all of the employees of Sellers employed in the JRH Business.

(f) As soon as practicable following the Closing Date, Sellers shall pay to each Transferred Employee who participates in the Companies’ GoalSharing Plan (the “GoalSharing Plan”), a cash amount equal to the pro rata bonus amount accrued under the GoalSharing Plan for the current bonus period through the Closing Date. Through the close of the current fiscal year

(June 30, 2005), Buyer shall maintain a bonus program that is economically comparable on an aggregate basis to the GoalSharing Plan, provided that Buyer shall have the sole discretion to determine performance goals, bonus targets and payout of any bonus amounts.

(g) Buyer shall assume on the Closing Date all liabilities associated with the provision of medical benefits after retirement to Jim Atkinson, Gerald Cox, Arlene Lesher and Raquel Sweet pursuant to any existing or former policy, plan or contractual obligation of the Companies.

(h) With the exception of any applicable severance payments and outplacement services, CSL shall on the Closing Date assume all obligations of the Companies to all employees of the Companies with respect to the payment of retention, completion-of-project and any other incentive bonuses, the payment of which is contingent upon the occurrence of the Closing hereunder. CSL shall also pay all costs associated with the termination or any change in the employment terms of Thomas Giarla and, to the extent that such costs are borne by the Companies, CSL shall indemnify and hold harmless the Companies for all such costs, including, but not limited to, those costs related to any litigation or anticipated litigation and those costs related to the Contract of Service and Non-Competition and Confidentiality Agreement dated as of 1 June 1999 by and between JHR/US and Thomas Giarla, as amended on 1 September 2004 and as further amended by a Second Amendment to Contract of Service and Non-Competition and Confidentiality Agreement dated as of 12 January 2005. CSL shall after the date hereof and prior to Closing make available to Buyer at reasonable times during regular business hours employees of the Companies with whom Buyer wishes to meet to enable Buyer to discuss such individuals’ continued employment with the Companies following the Closing.

(i) With respect to the JRH Biosciences Incentive Compensation Policy dated 15 August 2003, and any comparable sales commission arrangement applicable to Australian, European or U.K. employees, Buyer agrees to maintain a sales commission program that is economically comparable on an aggregate basis to the Companies current arrangements through the close of the current fiscal year (June 30, 2005) provided that Buyer shall have sole discretion to determine the applicable parameters under which sales commissions shall become payable and the terms of any payout.

(j) Sellers shall retain all obligations under the CSL Limited Performance Rights Plan and the CSL Senior Executive Share Ownership Plan and for handling outstanding shares purchased under the Global Employee Share Plan. To the extent permissible without an amendment to any plan, Sellers will agree to review the possibility of the termination of any disposal restrictions on shares purchased by employees of Sellers employed in the JRH business and so advise Buyer prior to Closing.

(k) Sellers hereby agree to indemnity Buyer and each of Buyer’s affiliates and to defend and hold Buyer and each of Buyer’s affiliates harmless from and against any and all losses (including but not limited to reasonable attorney’s fees and other costs of defense incurred in any action) arising out of or with respect to any Company employees with respect to events arising before the Closing and which relate to any promise, arrangement, program or employee benefit plan sponsored by Sellers or the Companies for the benefit of Company employees. Nothing in this paragraph (k) will oblige the Sellers to indemnify Buyer or any of Buyer’s affiliates in respect of any manner relating to Australian Employees or CSL Secondees, and the parties agree that all such indemnification obligations in respect of Australian Employees and CSL Secondees shall arise only under the Australian Benefit/Employment Addendum.

5.12 Contacts with Suppliers. Customers and Other Parties. Prior to the Closing Date, and subject to such reasonable limitations as the Sellers shall deem necessary and subject to applicable Law, the Sellers shall permit, and shall cause each Company to permit, and arrange for discussions and meetings between Buyer and suppliers and customers and employees of the Companies as requested by Buyer, and shall cooperate in such discussions and meetings.

5.13 Indemnification of Directors. Officers and Employees: Directors’ and Officers’ Insurance.

(a) No natural person shall bear any liability to any party in respect of this Agreement or the transactions contemplated by this Agreement, other than for an act of fraud by that person.

(b) To the extent permitted by Law, no existing or former director or officer of any of the Companies (other than those continuing in the employ of the Companies after Closing) or the Sellers, and no current adviser of any of the Companies or Sellers advising in its capacity as such in relation to the transactions contemplated by this Agreement will, be liable to Buyer or any of the Companies for acts, matters or things that occurred before or at Closing, nor for acts, matters or things occurring after Closing to the extent related to this Agreement or the transactions contemplated by this Agreement, other than an act of fraud by that person.

(c) To the extent permitted by Law, no director, officer, employee, affiliate (including officers and employees of such affiliate), agent, adviser, representative or their successors and assigns of Buyer will be liable to any Seller in respect of any act, matter or thing that occurred before, at or after Closing and related to this Agreement or the transactions contemplated by this Agreement, other than an act of fraud by that person.

(d) This Section 5.13 is intended to be for the benefit of, and shall be enforceable by, the Seller Indemnified Parties and the Buyer Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Buyer and the Sellers and their respective successors and assigns.

5.14 Further Assurances. At any time and from time to time on or after the Closing Date, at the other party’s request and without further consideration, each of the parties hereto shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as such other party may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement.

5.15 Change of Name.

(a) The Buyer shall as soon as practicable after Closing Date and in any event within 30 days after the Closing Date, change the name, logos and any other identifications used on printed or other materials owned or used by the Companies or otherwise so as to cease using the expression “CSL” or any substantially similar expression; provided, however, that all Products labeled with “CSL” may be kept and sold by Buyer for 180 days after the Closing Date without relabeling. Buyer shall reimburse and indemnify and hold harmless each Seller from and against any Losses that may arise out of the use thereof by Buyer or the Companies after Closing.

(b) The Sellers shall as soon as practicable after the Closing Date and in any event within 30 days after the Closing Date, change the name, logos and any other identifications used on printed or other materials owned or used by the Sellers or otherwise so as to cease using the expression “JRH”, “JRH Bioscience” and all trademarks used in the JRH Business and any substantially similar expression. The Sellers shall reimburse and indemnify and hold harmless the Buyer from and against any Losses that may arise out of the use thereof by the Sellers or any Affiliate of the Sellers after Closing.

5.16 No Solicitation of Transactions. The Sellers will not, and shall cause each Company and their respective Affiliates not to, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non- public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Buyer with respect to any Company, or a merger, consolidation, business combination, sale of all or any substantial portion of the assets of the JRH Business, or the liquidation or similar transaction with respect to any Company. Sellers will notify Buyer orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which any Seller or Company or any of their Affiliates or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, Sellers shall cause a copy of such inquiry or proposal to be delivered to Buyer.

5.17 Financial Statements. As soon as practicable, but in no event later than 45 days after the end of each fiscal quarter ending after the date hereof and prior to the Closing, the Companies shall provide to Buyer the consolidated statement of financial position of the Operating Companies as of such date and statements of financial performance and cashflows of the Operating Companies for the period then ending and the statements of financial position of CSL/US as of such date. Sellers covenant that such financial statements (including the related notes and schedules thereto, if any) will be prepared in accordance with GAAP applied on a basis consistent with past practice and present fairly in all material respects the consolidated financial position of the Operating Companies as of the end of such fiscal quarter and the consolidated financial performance and cashflows of the Operating Companies for the three month period then ended (subject to footnote disclosure and normal audit adjustments).

5.18 Supplements to Schedules. No less than three Business Days prior to the Closing Date, the Sellers will supplement or amend the Seller Disclosure Schedule with respect to (i) any matter first existing or occurring after the date hereof that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Seller Disclosure Schedule or (ii) any matter that is necessary to correct any information in such Seller Disclosure Schedule that has been rendered inaccurate thereby; provided, that, if the Closing shall not have occurred by March 15, 2005, then as soon as practicable after March 15, 2005 and from time to time thereafter up to the Closing Date the Sellers will supplement or amend the Seller Disclosure Schedule as described above. No supplement or amendment to any Seller Disclosure Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Sections

6.2, 7.1 or, unless the supplement or amendment concerns matters first existing or occurring after the date hereof and the Sellers shall have expressly acknowledged in writing the right of Buyer to terminate this Agreement based on a particular supplement or amendment, the rights to indemnification under Article VIII. Only to the extent of such particular supplement or amendment which Sellers have expressly notified to Buyer as giving rise to Buyer’s right to terminate this Agreement will any such supplement or amendment be taken into account for purposes of the rights to indemnification under Article VIII.

5.19 Deed of Cross Guarantee.

(a) CSL and the Buyer shall on or immediately following the Closing Date do the following:

(i) CSL shall lodge with ASIC a copy of a certificate by the directors of CSL under clause 4.2(c)(i) of the Deed of Cross Guarantee in relation to JRH/Australia in accordance with clause 4.2(c)(ii) of the Deed of Cross Guarantee; and

(ii) JRH/Australia shall lodge with ASIC a copy of the Certificate in accordance with clause 4.2(c)(ii) of the Deed of Cross Guarantee and a notice of disposal of JRH/Australia in accordance with clause 4.2(c)(iii) of the Deed of Cross Guarantee, and for this purpose prepare and sign the necessary documents and give them to CSL’s solicitors with instructions to lodge them with ASIC as soon as possible.

(b) Notwithstanding the Deed of Cross Guarantee the parties agree that from and after the Closing Date:

(i) JRH/Australia is not responsible or liable for the debts or other liabilities of CSL or any of its Subsidiaries (other than JRH/Australia); and

(ii) none of CSL or any of its Subsidiaries is responsible or liable for the debts or liabilities of JRH/Australia.

(c) From and after the Closing Date, CSL shall indemnify JRH/Australia and hold it harmless from and against of the debts and liabilities referred to in paragraph (b)(i).

(d) From and after the Closing Date, Buyer shall indemnify CSL and its Subsidiaries (other than JRH/Australia) and hold them harmless from and against all of the debts and liabilities referred to in paragraph (b)(ii).

(e) The Buyer’s Subsidiaries are entitled to the benefit of this Section 5.19.

5.20 Continuation of Insurance. The Sellers will cause all policies of insurance presently maintained by CSL or any Affiliate and insuring the JRH Business against liability and property damage, fire and other casualty to be continued at their present level and scope of coverage through the second anniversary of the Closing Date for claims incurred (but not reported) through and including the Closing Date and will add the Buyer as loss payee under such policies of insurance.

5.21 Limitation on Bill and Hold. At the Closing Date, Sellers covenant that the Companies shall not have more than U.S. $10,000,000 in gross sales value of finished products that have been sold, but not shipped to and accepted by the customer.

5.22 Covenants Regarding Certain Agreements.

(a) Beginning no later than the Closing Date and continuing thereafter, Sellers covenant that the Companies shall have full rights to the benefits of the following agreements: (i) any confidentiality arrangement entered into in connection with the process pursuant to which the JRH Business has been offered for sale and any other confidentiality arrangement entered into in connection with the JRH Business since January 1, 2004; and (ii) any consulting agreement with consultants for the preparation of Phase I environmental surveys of the Real Property entered into since January 1, 2004.

(b) From the date of this Agreement to the Closing, Sellers covenant that the Companies shall not enter into any real property lease disclosed in Section 5.1(c) of the Seller Disclosure Schedule without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) From the date of this Agreement to the Closing, Sellers covenant that the Companies shall not materially amend or terminate any Material Contract with a customer or a supplier involving aggregate payments to or by any Company in excess of U.S. $100,000 (or equivalent value) per annum, or enter into any Contract that would be such a Material Contract, in all such cases regardless whether done in the ordinary course of business, unless such acts previously shall have been reviewed and approved by both Karen Etchberger, Technical Director, and Archie Cullen, Vice President Marketing and Sales. If either Karen Etchberger or Archie Cullen no longer is in the employ of the Companies, they will be substituted by an employee of the Companies who is acceptable to Buyer.

(d) Following the Closing Date, Buyer shall, and shall cause the Companies to, use their commercially reasonable efforts to sell on commercially reasonable terms the Greenlea Serum. If on the third anniversary of the Closing Date any Greenlea Serum has not been sold by the Companies, then the Sellers shall pay to Buyer the Greenlea Indemnification Amount.

(e) Prior to the Closing Date, Sellers shall use commercially reasonable efforts to assign to the Companies the rights with respect to the Logility software arising under the Software License Agreement dated as of October 3, 1997, with SSA Pacific Pty Ltd. and System Software Associates, Inc.; however, such commercially reasonable efforts shall not be required to include the payment of monies by Sellers to such vendors.

5.23 BPCS Software License.

If, at any time after the date of this Agreement until six months following the Closing, Buyer shall, or shall cause the Companies to, acquire a license from SSA Pacific Pty Ltd., or other appropriate vendor, for the BPCS enterprise resource planning software utilized by the Companies, Sellers shall pay to Buyer 50% of the total cost of such software up to a maximum aggregate payment by Sellers of U.S. $250,000.

ARTICLE VI

CONDITIONS

6.1 Conditions to Obligations of Each Party. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Governmental Consents. The following shall have occurred:

(i) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise terminated.

(ii) Each of the filings set forth in Section 6.1(a)(ii) of the Seller Disclosure Schedule shall have been made and all requisite approvals relating thereto shall have been obtained.

(b) No Prohibitions by Law or Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or non-appealable Order that is in effect and restrains or otherwise prohibits consummation of the transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a) No Material Adverse Effect. No facts or circumstances shall exist that have or would reasonably be expected to have a Material Adverse Effect.

(b) Representations and Warranties. The representations and warranties made by Sellers in this Agreement shall have been true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representations or warranties by their terms relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided however, that the condition set forth in this Section 6.2(b) shall for all purposes hereof be deemed satisfied unless the failure of any one or more of the representations and warranties made by Sellers in this Agreement to be true and correct in all material respects on and as of the Closing Date is or is reasonably likely to be materially adverse to the assets, liabilities, financial condition or operation of the Companies taken as a whole as of the Closing Date.

(c) Performance of Obligations by Sellers. Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall have received at the Closing a certificate signed on behalf of Sellers to such effect;

(d) Sellers’ Certificate. An authorized officer of each Seller shall have executed and delivered to Buyer a certificate as to compliance with the conditions set forth in Section 6.2(a), (b) and (c);

(e) Director Resignations. Sellers shall have delivered to Buyer resignations of all members of the boards of directors of each Company (and, in the case of JRH/UK, the resignation of its company secretary) other than as specified by Buyer (such resignations to state that each such person has no claim against any Company for compensation for loss of office or otherwise);

(f) Stock Certificates. Each Company shall have cancelled the existing certificate for its Capital Securities, and shall have issued or authorized the issue of a new certificate for the Capital Securities in the name of Buyer or any Person designated by Buyer in Buyer’s sole discretion (in each case, subject to local jurisdiction stamping requirements and entry in the Company’s register of members);

(g) Board Meeting of JRH/UK. The Sellers have caused a board meeting of JRH/UK to held at which:

(i) the executed stock transfer form evidencing the transfer of the shares in JRH/UK in favor of the Buyer (or as it may direct) shall be passed for registration and registered (subject to being duly stamped);

(ii) it shall be resolved that, subject to the stock transfer form being duly stamped by the Inland Revenue (having been presented by Buyer to the Inland Revenue for such purpose) and the name of the new owner of the shares being entered into JRH/UK’s register of members, a share certificate in respect of the shares transferred in JRH/UK shall be executed and issued in favor of the Buyer (or as it may direct) and any two directors or any director and the JRH/UK secretary shall be authorized to execute the share certificate on behalf of JRH/UK;

(iii) Persons nominated by the Buyer shall be appointed additional directors and appointed company secretary; and

(iv) the resignations of any directors or company secretary shall be tendered and accepted to take effect at the closing of the meeting.

(h) Ancillary Documents. The Sellers shall have delivered to Buyer the following documents:

(i) the stock certificates representing all of the Capital Securities of each Company and accompanying stock powers or executed stock transfer forms (in the agreed form) evidencing the transfer of the stock or shares of each Company in favor of the Buyer or as it may direct;

(ii) evidence of the termination, as of the Closing Date, of any powers of attorney on behalf of the Company set forth in Section 3.14(a)(xii) of the Seller Disclosure Schedule;

(iii) a certificate by the Secretary or any Assistant Secretary of each Company, dated as of the Closing Date, as to (A) the good standing of each Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (B) the content of the Charter Documents of each Company as then in effect, and (C) the effectiveness of any board or shareholder resolutions of the Sellers passed in connection with this Agreement and transactions contemplated hereby;

(iv) certificates of good standing and the like to the effect that each Company is qualified or registered as a foreign corporation to transact business under the laws of each jurisdiction within the United States where the character of the JRH Business and activities or the location of the property or assets owned or leased by it requires such qualification or registration;

(v) Charter Documents, organizational record books, minute books, stock books and corporate seal of each Company;

(vi) original documents of title (including ownership documents and/or leases as appropriate) relating to the Real Property;

(vii) written evidence that all signatories to all of each Company’s bank accounts, savings accounts and other accounts have been removed, as required by Buyer and notified to the Sellers prior to Closing;

(viii) in respect of JRH/UK, an irrevocable power of attorney (in agreed form) executed by CSL/UK in favor of the Buyer (or its nominee) to enable the beneficiary (pending registration of the transfer of the shares in JRH/UK) to exercise all voting and other rights attaching to the transferred shares in JRH/UK and to appoint proxies for this purpose;

(ix) the Transition Services Agreement in the form of Schedule D, duly executed by Sellers; and

(x) all other documents required to be entered into by Sellers pursuant to this Agreement or reasonably requested by Buyer to convey the Capital Securities of the Companies to Buyer or to otherwise consummate the transactions contemplated by this Agreement.

6.3 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement are also subject to the satisfaction or waiver by the Sellers at or prior to the Closing of the following conditions:

(a) All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change permitted by the terms of this Agreement or consented to by Sellers. Buyer shall deliver to Sellers at the Closing a certificate of an officer of Buyer certifying that the conditions stated in this Section 6.3(a) have been fulfilled;

(b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received at the Closing a certificate signed on behalf of Buyer to such effect; and

(c) Buyer shall have delivered to Sellers the Transition Services Agreement in the form of Schedule E, duly executed by Buyer.

ARTICLE VII

TERMINATION

7.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing as follows (any exercise by CSL of its rights to terminate this Agreement in accordance with this Section 7.1 shall be binding upon and effective as to each of the Sellers):

(a) by the mutual written consent of Buyer and CSL;

(b) by either Buyer or CSL, by giving written notice of such termination to the other party, if there shall be in effect any Law in Australia or the United States or any Order in any jurisdiction anywhere that prohibits the consummation of the Closing;

(c) by either Buyer or CSL (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer or any Seller that has rendered the satisfaction or any conditions contained in Article VI hereof impossible, such breach has not been waived by the terminating party, and such breach has not been cured within 30 days following the terminating party’s written notice to the breaching party of such breach; provided, however, that if such breach cannot reasonably be cured within 30 days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(c); or

(d) by either Buyer or all Sellers, by giving written notice of such termination to the other party, if the Closing shall not have occurred by May 31, 2005; provided, however, that neither Buyer nor Sellers shall have the right to terminate in accordance with this Section 7.1(d) after May 31, 2005 if the only conditions to Closing (other than those conditions that, by their nature, can only be satisfied at Closing) that are not satisfied as of May 31, 2005 is one or more of the conditions set forth in Section 6.1(a), and if one or more of the conditions set forth in Section 6.1(a) is not satisfied by May 31, 2005, then this Agreement may be terminated by either Buyer or Sellers if the Closing shall not have occurred by July 31, 2005; and provided, further, however, the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1:

(a) This Agreement (other than the agreements of the parties hereto contained in this Section 7.2 and Article X which shall survive the termination of this Agreement) shall become null and void and of no effect with no liability on the part of any party hereto (or of any of its Affiliates, directors, officers, employees, equity holders, agents, legal and financial advisors or other representatives); provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b) Buyer will promptly redeliver to Sellers or destroy, in accordance with the terms of the Confidentiality Agreement (which Confidentiality Agreement shall remain in full force and effect notwithstanding the termination of this Agreement), all Evaluation Material (as such term is defined in the Confidentiality Agreement) whether obtained before or after the execution of this Agreement. Also, for one year after such termination, Buyer shall not, and cause each of its Subsidiaries not to, directly or indirectly, solicit any individual who immediately prior to the Closing Date was an employee of any Company; provided, however, general advertisements and other forms of general solicitations for employment shall not be deemed a violation of this Section 7.2(b).

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by CSL.

(a) From and after the Closing and subject to the provisions of this Article VIII (other than Section 8.2), CSL shall, or shall cause each of the other Sellers to, indemnify Buyer and and its directors, officers, employees, affiliates (including officers and employees of such affiliates), agents, representatives and their successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold Buyer Indemnified Parties harmless from and against any loss, suit, liability, claim, actual, indirect or consequential damage, charge, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”), actually incurred by Buyer Indemnified Parties, to the extent relating to or arising out of any of the following:

(i) any breach of any representation or warranty of CSL set forth in this Agreement or certificates or other documents delivered in connection with the Closing;

(ii) any breach of any covenant of any of the Sellers set forth in this Agreement;

(iii) all obligations and liabilities of CSL/US arising on or before the Closing Date, or arising after the Closing Date on account of or relating to facts, circumstances and conditions existing on or before the Closing Date, (provided that the indemnity obligations under this Section 8.1(a)(iii) shall not apply to obligations or liabilities of JRH/US that arise against or are chargeable to CSL/US on the basis of any doctrine allowing the parent of a legal entity to be liable for its subsidiaries’ obligations (e.g., “piercing the corporate veil”) unless such obligations otherwise are indemnified by Sellers under this Article VIII);

(iv) all obligations and liabilities of the Companies arising on account of or relating to (A) the ZLB Divestiture and any obligation or liability of CSL/US arising by reason of CSL/US’ ownership of ZLB Bioplasma, Inc. or ZLB Holdings, Inc., whether before or after the completion of the ZLB Divestiture, (B) CSL/US’ obligations arising under the Umbrella Sale Deed dated December 16, 2003 among CSL, CSL/US, CSL (New Zealand) Limited, Pfizer Inc. and certain other Persons (pursuant to which CSL/US sold all of the issued and outstanding Capital Securities of Biocor Animal Health, Inc.) (the “Biocor Sale”), or (C) CSL/US’ ownership of Biocor Animal Health, Inc., whether before or after the completion of the Biocor Sale;

(v) payments to be made in connection with the By-Prod Agreement other than those included in Closing Indebtedness;

(vi) any obligation or liability of the Companies by reason of any Product Liability Claim arising as a result of acts of any Company that occurred prior to the Closing Date; and

(vii) any obligation or liability of the Companies by reason of the Debt Releases.

(b) CSL shall not be required to indemnify Buyer Indemnified Parties, and shall not have any liability under Section 8.1(a)(i) or (ii), as follows; provided, however, the limits set forth in Section 8.1(b)(i), (ii) and (iii) shall not apply to CSL’s indemnification obligation with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.18, 3.19 and 3.35, the covenants set forth in Article II, any Sections of Article V other than Sections 5.5, 5.6 and 5.15, Article IX, or any other covenant on the part of Sellers to pay or reimburse money to Buyer Indemnified Parties, and provided further, the limits set forth in Section 8.1(b)(i), (ii) and (iii) shall not apply to CSL’s indemnification obligation with respect to the representations and warranties set forth in Section 3.20, which indemnification obligations are the subject of Section 8.1(c):

(i) unless the aggregate of all Losses exceeds on a cumulative basis an amount equal to U.S.$2,000,000 (or equivalent value), and then only to the extent of any such excess;

(ii) for any individual occurrences, events, circumstances, acts or omissions where the Loss relating thereto is less than U.S.$50,000 (or equivalent value) and any such occurrences, events, circumstances, acts or omissions shall not be taken into account for purposes of clauses (i) or (iii) of this Section 8.1(b); or provided, for the avoidance of doubt, that whenever multiple situations exist at the same Real Property that give rise to a Loss or Losses based on the same or similar set of related actions, inactions, facts or circumstances, such multiple situations shall be aggregated to constitute a single “individual item” for purposes of the preceding clause (for example, the failure to maintain proper records for all inventory lots would not constitute a separate item for each lot of inventory, but would be deemed a single individual item giving rise to a single Loss in the aggregate amount of all such failures);

(iii) for Losses in the aggregate in excess of U.S.$111,000,000 (or equivalent value).

(c) CSL shall not be required to indemnify Buyer Indemnified Parties, and shall not have any liability under clause (i) of Section 8.1(a), with respect to the representations and warranties set forth in Section 3.20 (and disclosure, if any, set forth in Section 3.20 of the Seller Disclosure Schedule shall not relieve CSL of its indemnification obligations with respect to Section 3.20 for those matters disclosed in Section 3.20 of the Seller Disclosure Schedule) as follows:

(i) for any individual occurrence, event, circumstance, act or omission where the Loss relating thereto is less than U.S.$50,000 (or equivalent value), and any such occurrence, event, circumstance, act or omission shall not be taken into account for purposes of clauses (ii) and (iii) of this Section 8.1(c); provided, for the avoidance of doubt, that whenever multiple situations exist at the same Real Property that give rise to a Loss or Losses based on the same or similar set of related actions, inactions, facts or circumstances, such multiple situations shall be aggregated to constitute a single “individual item” for purposes of the preceding clause (for example, the failure to obtain more than one sample as required by the same discharge permit at the same Real Property that leads to one notice of violation by a Governmental Authority would not constitute a separate item for each cited violation within the notice of violation but would be deemed a single individual item giving rise to a single Loss in the aggregate amount of all such failures);

(ii) for more than 90% of each Dollar of Loss incurred by Buyer Indemnified Parties with respect to the representations and warranties set forth in Section 3.20; or

(iii) for an amount in excess of $55,500,000 (or equivalent value) in the aggregate.

(d) Notwithstanding any provision of this Agreement to the contrary, with respect to any Losses arising by reason of any Releases of Hazardous Substances or violations of Environmental Laws at the Swampbridge Road Facility or the JRH Business operations thereat, including the presence or removal of underground storage tanks from such Real Property and any Releases from such underground storage tanks, Seller’s indemnity to Buyer Indemnified Parties under Section 8.1(c) shall not be limited in amount.

(e) CSL shall have no liability hereunder with respect to the representations and warranties set forth in Section 3.7 to the extent that the risk of any liability or obligation that is the subject of a claim for the breach of the representations and warranties made in Section 3.7 is otherwise allocated by this Agreement.

8.2 Indemnification by Buyer.

(a) From and after the closing and subject to the provisions of this Article VIII, Buyers shall indemnify Sellers and its directors, officers, employees, affiliates (including officers and employees of such affiliates), agents, representatives and their successors and assigns (collectively, the “Seller Indemnified Parties”) and hold Seller Indemnified Parties harmless from and against all Losses actually incurred by Seller Indemnified Party to the extent relating to or arising out of the following:

(i) any breach of any representation or warranty of Buyer set forth in this Agreement;

(ii) any breach of any covenant of Buyer set forth in this Agreement; and

(iii) all debts, liabilities and other obligations of the Companies other than in respect of those matters described in Section 8.1(a).

(b) Buyer shall not be required to indemnify any Seller Indemnified Party, and shall not have any liability under clause (ii) of Section 8.2(a), for any individual occurrences, events, circumstances, acts or omissions where the Loss relating thereto is less than U.S.$50,000 (or equivalent value); provided, however, that the limitation set forth in this Section 8.2(b) shall not apply with respect to the Losses arising in connection with Buyer’s breach of any of its covenants set forth in Article II, any Sections of Article V other than Sections 5.5, 5.6 and 5.15, Article IX, any other covenant on the part of Buyer to pay or reimburse money to Seller Indemnified Party, and any such occurrences, events, circumstances, acts or omissions shall not be taken into account for purposes of clauses (i) of this Section 8.2(b).

8.3 Calculation of Losses.

(a) The amount of any Loss for which indemnification is provided under this Article VIII or Article IX shall be net of any amounts recovered by the Indemnified Party or its Affiliates under insurance policies after adjustment for future increases in premiums on other amounts payable by the Indemnified Party or reimbursement provided by any Governmental Entity or other Person with respect to such Loss, and shall be adjusted to take account of the actual amount of any Tax benefit or Tax detriment realized by the Indemnified Party or any Affiliate or group of Affiliates of such Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit or Tax detriment, the Indemnified Party shall be deemed to recognize and receive items of loss deduction or credit resulting from the Loss giving rise to indemnification upon actual recognition of such loss deduction or credit; further, to the extent that the Indemnified Party cannot utilize any Tax benefit with respect to a Loss in the Tax period of such Loss or in the Tax period any indemnification payment for such Loss is received, the Indemnified Party shall reimburse the Indemnifying Party for the amount of such Tax benefit upon actual utilization of such Tax benefit by the Indemnified Party. Such payment for reimbursement shall be made to the Indemnifying Party within ten Business Days of the utilization of such Tax benefit.

(b) Notwithstanding anything to the contrary contained herein, no indemnification shall be provided for under this Article VIII or Article IX in respect of any special or punitive damages (other than punitive damages sought, awarded or otherwise imposed in any Third-Party Claim).

(c) Notwithstanding anything to the contrary herein, the parties agree that indemnifiable Losses (a) may include indirect and consequential damages so long as such damages (i) were reasonably foreseeable and (ii) proximately resulted from the events and circumstances giving rise to the Losses, (b) exclude punitive damages (but include punitive damages sought, awarded or otherwise imposed in any Third-Party Claim) and (c) exclude Taxes payable by an Indemnified Party as a result of any indemnification payment under this Agreement being treated by the relevant Taxing Authority as income; provided that in no event shall CSL be obligated to indemnify Buyer with respect to indirect or consequential damages in excess of U.S.$25,000,000 (other than in respect of indirect and consequential damage arising with respect to a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.18 and 3.35, as to which breaches there will be no limit on the amount of indirect or consequential damages that may be recovered by Buyer).

8.4 Termination of Indemnification. The Indemnifying Party’s obligations to indemnify and hold harmless the Indemnified Party shall terminate when the applicable representation, warranty or covenant under which such claim for indemnification arises terminates pursuant to Section 8.7; provided, however, that such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have in good faith before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (in accordance with the terms of Section 8.5) to the Indemnifying Party.

8.5 Procedures Relating to Indemnification.

(a) In order for any Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing (and in reasonable detail) of the Third-Party Claim promptly (but in no event more than 10 days) following receipt by such Indemnified Party of notice of the Third-Party Claim. The failure to so notify shall not relieve the Indemnifying Party of any liability it (or they) may have to such Indemnified Party if such failure does not prejudice the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party acknowledges its responsibility to indemnify the Indemnified Party as provided in this Agreement with respect to Losses incurred by the Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party may elect to assume control of the defense of such Third-Party Claim, at the Indemnifying Party’s expense with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume control of the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense). The Indemnified Party shall be entitled to reimbursement for all costs, fees and expenses (including the fees and expenses of counsel employed by the Indemnified Party) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall, at the Indemnifying Party’s cost, cooperate in all material respects in the defense or prosecution thereof. Such cooperation at the Indemnifying Party’s cost shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably requested by the Indemnifying Party or that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, (x) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim without the Indemnifying Party’s prior written consent, not to be unreasonably withheld, and (y) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim on a basis that would result in the imposition of a judgment that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof.

(c) In the event any Indemnified Party should have a claim against the Indemnifying Party under Section 8.1 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly (but in no event more than 30 days) following discovery by the Indemnified Party of such claim to the Indemnifying Party. The failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not prejudice the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such claim, prior to any party’s seeking any relief at law, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute for a period of at least 60 days after the Indemnifying Party’s receipt of the Indemnified Party’s notice.

(d) Any valid claim for indemnification under this Agreement shall describe the claim in reasonable detail, include copies of any material written evidence thereof and indicate the estimated amount of such claim.

(e) Each Indemnified Party shall make commercially reasonable efforts to mitigate any claim of liability that an Indemnified Party asserts under this Article VIII. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, CSL shall not be required to indemnify any Indemnified Party for any Loss that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts. All costs of mitigation and all damages to an Indemnified Party related thereto shall be the liability of the Indemnifying Party.

8.6 Additional Procedures Relating to Environmental Matters.

(a) Each party agrees that it shall not and shall use its commercially reasonable efforts to ensure that each of its Affiliates shall not, directly or indirectly, communicate orally or in writing with any Governmental Entity relating to any actual or potential liability under Environmental Law for which the other party may be responsible under this Agreement; except for any Legitimate Business Purpose or to the extent that Buyer or any Seller believes in good faith that such communication is required by any Environmental Law and except in response to an inquiry or other request for information from any Governmental Entity. For the purposes hereof, “Legitimate Business Purpose” shall mean work (i) to maintain or achieve compliance with an Environmental Law, (ii) to respond to a Release that violates or would violate applicable Environmental Law, (iii) to minimize offsite exposure from a Release, (iv) in response to threatened or actual enforcement action, investigation, proceeding or claim by a Governmental Entity or third person, or (v) to reasonably maintain, improve, expand, remove or replace equipment, utilities, buildings or other improvements.

(b) To the extent Buyer seeks indemnification for any Loss arising out of or associated with an Environmental matter, Buyer will provide CSL with written notice of each such Loss and the opportunity to assume the lead in conducting negotiations with any third party and to investigate or remedy any such matter if Sellers acknowledge responsibility to indemnify Buyer with respect to Losses connected with such matter as provided in this Agreement.

(c) Regardless of which of Buyer or CSL assumes the lead role (the “Lead Party”; and the other of Buyer or CSL that does not assume the lead role being referred to as the “Non-Lead Party”) in addressing or defending against any environmental matter regarding which CSL has an indemnification obligation arising under this Agreement, Buyer and CSL shall follow the following procedural requirements:

(i) In undertaking Remedial Action with respect to Releases of Hazardous Substances on, under or arising from the Real Property or at properties currently owned by third parties, and except as otherwise provided in Section 8.6(c)(iii) and (iv);

(A) To the extent reasonably necessary to pursue Remedial Actions, the Lead Party shall retain qualified, independent environmental consultant(s), which consultant(s) shall be subject to the Non-Lead Party’s approval (such approval not be unreasonably withheld, conditioned or delayed);

(B) The Lead Party shall provide to the Non-Lead Party, for the Non-Lead Party’s review and comment, drafts of any proposed work plans, reports or other submissions for any Remedial Action that the Lead Party intends to deliver or submit to the appropriate Governmental Entity prior to said submission (in the event a Governmental Entity is not involved in the Remedial Action, this requirement shall apply to any work plans the Lead Party desires to implement). The Non-Lead Party shall have 14 days to provide comments to the Lead Party regarding any such draft submissions, unless such review period is not reasonably possible within the schedule or due date established by the Governmental Entity, in which case the Lead Party shall endeavor to provide the Non-Lead Party as much time as reasonably possible under the schedule (up to the 14 days) for its review. Such review and comments shall be at the Non-Lead Party’s own expense. The Lead Party shall give good faith consideration to the Non-Lead Party’s comments regarding such draft submissions;

(C) The Lead Party shall promptly provide copies to the Non-Lead Party of all written notices, final submissions, final work plans and final reports;

(D) The Lead Party shall provide the Non-Lead Party with reasonable advance notice of all planned meetings and telephone conferences with applicable Governmental Entity(ies) and the Non-Lead Party, at its own expense, shall have the right to send representatives to attend and participate in such meetings;

(E) The Non-Lead Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by the Lead Party, and the Lead Party and Non-Lead Party shall share with each other the results of all such field work; and

(F) Notwithstanding the above, the Non-Lead Party shall not take any actions that shall unreasonably interfere with the Lead Party’s Performance of the Remedial Action.

(ii) With respect to any claims for indemnification related violations of applicable Environmental Law, other than matters that involve a Remedial Action with respect to the Release of Hazardous Substances on the Real Property:

(A) Buyer shall be the Lead Party for all Remedial Actions under this Section 8.6(c)(ii); provided, that Buyer will provide CSL with the opportunity to be the Lead Party for all Remedial Actions under this Section 8.6(c)(ii) in connection with violations of applicable Environmental Law at the Swampbridge Road Facility if Sellers acknowledge responsibility to indemnify Buyer with respect to Losses connected with such matters as provided in this Agreement.

(B) To the extent reasonably necessary to pursue Remedial Actions, the Lead Party shall retain qualified, independent environmental consultant(s), which consultant(s) shall be subject to the Non-Lead Party’s approval (such approval not to be unreasonably withheld, conditioned or delayed);

(C) The Lead Party shall have the right, consistent with applicable Environmental Law, to determine and implement the appropriate Remedial Actions to correct any failures to comply with applicable Environmental Law in effect as of the Closing Date. The Lead Party shall consult with the Non-Lead Party in all material respects in connection with undertaking such Remedial Actions, shall provide the Non-Lead Party with copies of all correspondence submitted to and received by any Governmental Authorities with respect to such matters and shall provide the Non-Lead Party with a reasonable opportunity to comment on any material submissions to Governmental Entities with respect to such matter, including Remedial Action proposals;

(D) Without limiting the foregoing, CSL shall not be obligated to indemnify Buyer for costs incurred in connection with implementation of Remedial Actions that are in excess of the costs that would be incurred to achieve compliance with applicable Environmental Law in effect as of the Closing Date in the most reasonably cost effective manner; provided that the selected Remedial Action for purposes of this section shall be sufficient to allow the Companies to operate the JRH Business at the effected Real Property in a manner and at a level of production that is consistent with the operation of such Real Property at the time of Closing. To the extent that the Buyer chooses to implement a Remedial Action that goes beyond the standard set forth above, including, without limitation, one that allows for an expansion in operations at a property or that is required to achieve compliance with Environmental Law that does not become applicable to a property until after the Closing Date, the CSL shall not be responsible for the additional or excess costs associated with such corrective action.

(E) For the avoidance of doubt, Remedial Actions contemplated by this Section 8.6(b)(ii) shall not include any Remedial Action related to Releases of Hazardous Substances on, under or arising from the Real Property.

(iii) Where CSL assumes the role of Lead Party, CSL shall, and shall ensure that its representatives will, conduct all Remedial Action in a manner that (a) is in accordance with the professional standards practiced by reputable professions in environmental consulting or other applicable professions; (b) takes all reasonable steps to protect from damage all existing improvements on the Real Property; and (c) takes all reasonable steps to prevent interference with the use of the Real Property, the operation of the JRH Business on the Real Property, and the regulatory compliance of the JRH Business. If CSL requires access to any Real Property to conduct a Remedial Action, CSL and Buyer will renegotiate and enter into a mutually agreeable access agreement to provide CSL such access to the Real Property. CSL shall, and shall ensure that its representatives will, use reasonable efforts to preserve the Real Property in the condition in which it existed prior to commencement of the work. Further where CSL assumes the role of Lead Party, Buyer shall cause the Companies to assign to CSL and enable CSL to assert and prosecute in the name and on behalf of the Companies any claims, cross claims or other rights any of the Companies may have against third parties who have or may have any liability for the violation of Environmental Laws or Releases of Hazardous Substances regarding which CSL is indemnifying Buyer hereunder. If CSL is the Lead Party or if Buyer is the Lead Party but Sellers indemnify Buyer with respect to Losses connected with such matter, then 90% of any recovery obtained from any third party with respect to such matter, whether pursuant to any claim, cross claim or other right, shall redound to the benefit of CSL, and 10% of such recovery shall redound to the benefit of Buyer.

(iv) If, after the Closing Date, Buyer or any Company is required to sign and/or certify any document required by an Environmental Law or a Governmental Entity to achieve compliance with any Environmental Law or to effect a Remedial Action, Buyer shall, and shall cause the Companies, to consult with CSL with respect to the form and content of such document; provided, that Buyer shall have sole discretion as to the final form and content of such document. In no event shall Buyer’s or any Company’s signing and/or certifying, or failure to or delay in signing and/or certifying, to any such document extend the duration of CSL’s indemnification obligations hereunder. Buyer shall provide a final copy of all such documents to CSL.

(d) Each Seller’s obligations to indemnify the Buyer Indemnified Parties for any Environmental Loss shall be deemed satisfied (i) so long as the remedy complies with applicable Environmental Laws as applied to the real property in question based upon its use at the time of the Closing Date and (ii) upon receipt of a no further action letter or its equivalent from the appropriate Governmental Entity or written acknowledgment from the Governmental Entity that the work is complete, if such Governmental Entity has taken jurisdiction over the matter.

8.7 Survival. All representations and warranties contained in this Agreement shall survive until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.4 shall survive until the tenth anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 3.19 shall survive 90 days after the expiration of the statute of limitations period applicable thereto (including any extension and tolling), and (iii) representations and warranties set forth in Sections 3.20 and 3.35 shall survive until the fifth anniversary of the Closing Date, except that the representations and warranties set forth in Section 3.20 with respect to the Real Property and JRH Business operations at the Swampbridge Road Facility shall survive until the sixth anniversary of the Closing Date. CSL shall have no obligation to indemnify Buyer with respect to the matters disclosed in Section 3.20 of the Seller Disclosure Schedule (other than the matters at the Swampbridge Road Facility) with respect to claims made therefor after the fifth anniversary of the Closing Date; and CSL shall have no obligation to indemnify Buyer with respect to the matters at the Swampbridge Road Facility disclosed in Section 3.20 of the Seller Disclosure Schedule with respect to claims made therefor after the sixth anniversary of the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement to be performed after the Closing Date shall, unless a different period is expressly provided for herein, survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance.

8.8 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of damages or any other remedy based on representations, warranties, covenants or any other obligations under this Agreement will not be affected by any investigation conducted with respect to such matters by Buyer nor any knowledge acquired by it (or capable of being acquired by it) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

8.9 Coordination With Tax Covenant. In the event any provision of this Article VIII with respect to Tax matters is inconsistent with any provision of Article IX, the provisions of Article IX shall control.

ARTICLE IX

TAX INDEMNIFICATION

9.1 CSL Tax Indemnity. From and after the Closing Date and subject to the provisions of this Article IX, CSL agrees to indemnify Buyer against the following:

(a) all Taxes or liabilities for Taxes imposed on or with respect to the Companies for any taxable period or portion thereof that ends on or before the Closing Date;

(b) all Taxes or liabilities for Taxes of any Person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to Law, which Taxes relate to an event or transaction occurring before the Closing;

(c) all Taxes or liabilities for Taxes arising by reason of any of the Restructuring Transactions, the Debt Releases, the Retained Earnings Dividend and transactions contemplated by Section 5.7 of this Agreement;

(d) all Taxes or liabilities for Taxes arising pursuant to the provisions of s179 Taxation of Chargeable Gains Act 1992 as a result of the transfer of the shares in JRH/UK; and

(e) all Losses relating to any Taxes or liabilities for Taxes in Sections 9.1(a) through 9.1(d).

Except for the representations set forth in Section 3.19 and the indemnification therefore provided in Article VIII, this Article IX is the sole provision governing Tax matters and indemnities therefor under this Agreement. The provisions of Section 9.6(e) shall apply to any indemnification for breach of a representation set forth in Section 3.19 in lieu of the provisions of Section 8.5.

9.2 Excluded Tax Liabilities. CSL shall not be liable to indemnify Buyer for Taxes or any liabilities for Taxes under this Article IX, or under Article VIII pursuant to a breach of a representation or warranty set forth in Section 3.19, if and to the extent:

(a) such Taxes or liabilities for Taxes are attributable to any business operations or transactions of Buyer or its Affiliates, including the Companies, after the Closing, except to the extent governed by Section 9.5;

(b) such Taxes or liabilities for Taxes are reflected on the Closing Date Balance Sheet (excluding any deferred Tax items) and included in the calculation of the Closing Net Cash;

(c) such Taxes or liabilities for Taxes arise in a taxable period (or portion thereof) beginning after the Closing Date as a result of a reduction in or elimination of a Tax loss carryforward of the Companies from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date;

(d) Buyer or any of its Affiliates (including the Companies), receive payment for such Taxes or liabilities for Taxes as a result of any indemnity, contribution or other similar payment from any third party with respect thereto; it being understood that Buyer, its Affiliates or the Companies shall be obligated to assert a right of indemnification or contribution from a third party only to the extent of their actual knowledge of such right without independent investigation thereof and such assertion would not be unduly burdensome;

(e) such Taxes or liabilities for Taxes arise as a direct result of a change in legislation that is announced and enacted after the Closing Date but has an effective date on or prior to the Closing Date (for purposes of this Section 9.2(e), the item disclosed on Section 3.7(1) of the Seller Disclosure Schedule shall be deemed announced);

(f) solely with respect to JRH/UK, any relief arising in respect of any event occurring or any income, profits or gains earned, accrued or received on or before the Closing Date (other than a relief which has previously been utilized and other than a relief which was taken into account in the calculation of Closing Net Cash) is available or is for no consideration and at no cost (including any Tax cost) to the Buyer or any of its Affiliates, including the Companies, made available to relieve or mitigate the Taxes or liability for Taxes in respect of which CSL or any of the Sellers is liable under this Agreement and so that, for this purpose any relief arising in respect of a taxable period that begins on or before the Closing Date and ends after the Closing Date shall be apportioned on a time basis, unless some other basis is more reasonable having regard, inter alia, to the principles set out in Section 9.5;

(g) solely with respect to JRH/UK, such Taxes or liabilities for Taxes arise or are increased wholly or mainly in consequence of any failure by Buyer or its Affiliates to comply with this Agreement;

(h) solely with respect to JRH/UK, such Taxes or liabilities for Taxes would not have arisen but for any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done, after the Closing Date (other than one the making, giving or doing of which was specifically taken into account in the calculation of Closing Net Cash) under, or in connection with, the provisions of any enactment or regulation relating to Tax by the Buyer or any of its Affiliates and otherwise than at the direction of CSL;

(i) solely with respect to JRH/UK, such Taxes or liabilities for Taxes would not have arisen but for the failure or omission by Buyer or any of its Affiliates, otherwise than at the direction of CSL, to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, under, or in connection with, the provisions of any enactment or regulation relating to Tax after the Closing Date (collectively, the “Tax Claims”), the anticipated making, giving or doing of which was specifically taken into account in the calculation of Closing Net Cash; provided, however, the details of all Tax Claims, the anticipated making, giving or doing of which have been or are to be taken into account in the calculation of Closing Net Cash have been either set forth on Section 3.19 of the Seller Disclosure Schedule or provided to Buyer by written notice no later than 60 days following the Closing Date; provided, further, CSL shall notify Buyer in writing of the details of all Tax Claims, the anticipated making, giving or doing of which have been or are to be taken into account in the calculation of Closing Net Cash, within a reasonable time before any such Tax Claims are to be made, gave or done in order for Buyer to properly evaluate such Tax Claims and make, give or do such Tax Claims; or

(j) such Taxes or liabilities for Taxes arise in connection with any entity classification election made for JRH/UK or JRH/Australia pursuant to Section 5.8.

9.3 Buyer Tax Indemnity. Buyer and its Affiliates, including the Companies following the Closing Date, shall indemnify and hold harmless CSL and its Affiliates for and against all Taxes attributable to any business operations or transaction of Buyer or its Affiliates, including the Companies after Closing, imposed on any of CSL and its Affiliates for a taxable period (or portion thereof) beginning after the Closing Date (calculated in accordance with Section 9.5).

9.4 Due Dates. Indemnification payments by any Indemnifying Party for any Taxes under this Article IX shall be made within ten Business Days following written notice by the Indemnified Party; provided that no Indemnifying Party shall be required to make any payment earlier than two Business Days before such Taxes are due and payable to a Taxing Authority. In case of any Contest under Section 9.6(e) of this Agreement, payment of such Tax to the Taxing Authority shall be considered due no earlier than five Business Days following the date a final determination is made by the Tax Authority or a court of competent jurisdiction that such Tax is due and payable. Notwithstanding the foregoing, in the event that any immediate payment of any asserted Taxes or liabilities for Taxes is required by Law to be paid prior to the right to contest such Taxes or liabilities for Taxes, the Indemnifying Party shall pay such disputed Taxes or liabilities for Taxes within the requisite period of time required by Law and the Indemnifying Party shall retain the right to contest such Taxes or liabilities for Taxes notwithstanding that such Taxes or liabilities for Taxes have been paid. In such case, the Indemnified Party shall cooperate with the Indemnifying Party in the manner set forth in Section 9.6.

9.5 Proration of Certain Taxes. For purposes of this Agreement, in case of any Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Taxes that are allocable to the portion of the period ending on the Closing Date shall be: (i) deemed equal to the amount that would be payable if the taxable year ended on the Closing Date in the case of Taxes that are either (x) Taxes on income or (y) imposed in connection with any sale or other transfer of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement) and (ii) in the case of any other Tax, deemed to equal the amount of such Taxes for the entire period multiplied by a fraction in which the numerator is the number of days in the portion of the period ending on the Closing Date and the denominator is the number of days in the entire period.

9.6 Tax Cooperation. Each of CSL, Buyer and their respective Affiliates shall cooperate as set forth below with respect to Tax matters for time periods ending on or before the Closing Date.

(a) Tax Cooperation in General. Each of Buyer and its Affiliates and CSL shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

(b) Information. In addition to such other information as may be required to be provided by Buyer under this Agreement, Buyer shall provide to CSL such information (including copies of relevant documents and work papers) as CSL may reasonably request in order for CSL to comply with its Tax obligations, including reporting requirements, filing any Tax Return, amended Tax Return or claim for refund, or participating in or conducting any audit or other proceeding in respect of Taxes.

(c) Preparation of Tax Returns. CSL shall have the exclusive right to prepare and file (or cause to be prepared and filed) or control the preparation and filing of all Tax Returns relating to the Companies that are due on or before the Closing Date or that relate to any taxable period ending on or before the Closing Date. With respect to any Tax Return so prepared by CSL after the Closing Date, CSL shall provide Buyer with a copy of such completed return, and a statement at least 30 calendar days prior to the due date (including any extension thereof) for the filing of such return, and Buyer shall have the right to review such return and statement prior to the filing of such return. Buyer and CSL agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such return and statement; provided that any objection that is not resolved by Buyer and CSL shall be submitted to an independent accounting firm of international reputation acceptable to CSL and Buyer for resolution, whose determination shall be binding on Buyer and CSL (and any expenses shall be borne as provided in Section 9.6(f)). Buyer and CSL shall have joint control over the preparation and filing of any Tax Returns relating to a taxable period for which Taxes are prorated under Section 9.5. Buyer and CSL agree to consult and to attempt in good faith to resolve any issues arising as a result of the preparation and filing of such returns and statements; provided that any objection that is not resolved by Buyer and CSL shall be submitted to an independent accounting firm of international reputation acceptable to CSL and Buyer for resolution, whose determination shall be binding on Buyer and CSL (and any expenses shall be borne as provided in Section 9.6(f)). All such Tax Returns shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns except for changes required by applicable Law.

(d) Retention of Books and Records. Each of Buyer and CSL shall retain all returns, schedules, and work-papers and all material records or other documents relating to Tax matters of the Companies for the taxable periods referenced in this Article IX until four years following the expiration of the applicable statute of limitations (and, to the extent notified by such other party, any extensions thereof), shall give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, at such time, if such other party so requests, shall allow the other party to take possession of such books and records.

(e) Contest. CSL may elect to direct, through counsel of its own choice and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought against CSL under this Article IX (any such audit, claim for refund or proceeding relating to an asserted Tax Liability is referred to herein as a “Contest”); provided that CSL informs Buyer of the progress and substantive aspects of any such Contest, including providing Buyer with all written materials relating to the Contest received from the relevant Taxing Authorities. If CSL elects to direct a Contest, then CSL shall, within forty-five calendar days of receipt of Buyer’s notice of asserted Tax liability, notify Buyer of its intent to do so, and Buyer shall cooperate and shall cause each of the Companies to cooperate, in each phase of such Contest. If CSL does not elect to direct the Contest or fails to notify Buyer of its election to direct the Contest as herein provided, Buyer may pay, compromise or contest such asserted Tax liability in accordance with prudent business standards, as if no indemnification were granted hereunder; provided that Buyer may not settle or compromise such asserted Tax liability without the prior written consent of CSL (which consent to settlement or compromise shall not be unreasonably withheld, delayed or conditioned). Buyer shall inform CSL of the progress and the substantive aspects of any Contest Buyer directs, including providing CSL with all written materials relating to the Contest received from relevant Taxing Authorities. In any event, CSL may participate, at its own expense, in any Contest controlled by Buyer. If CSL chooses to direct the Contest as provided above, Buyer shall promptly empower and shall cause its Affiliates promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) the designated representatives of CSL to represent Buyer in the Contest insofar as the Contest involves an asserted Tax liability with respect to which indemnity may be sought against CSL under this Article IX; provided, however, Buyer shall be entitled to participate in any such Contest and CSL shall not agree to any settlement or compromise without Buyer’s consent if in the Buyer’s discretion such settlement or compromise reasonably may have an adverse impact on the Tax liability of any of the Companies, Buyer or its Affiliates in a period beginning after the Closing Date; provided further Buyer and CSL shall jointly control Contests with respect to any taxable period for which Taxes would be prorated under Section 9.5 and neither CSL nor Buyer shall agree to any settlement of any Contest without the other Party’s consent (which shall not be unreasonably withheld, conditioned or delayed).

(f) Cooperation Costs. Each of Buyer and CSL agree that any expenses incurred by a party or its Affiliates in connection with the cooperation described in this Section 9.6 shall be the responsibility of such party and its Affiliates incurring the cost and no reimbursement shall be sought from the party requesting such cooperation.

(g) Transfer Taxes. (i) All sales, use, transfer, documentary, stamp, registration and other similar Taxes that are payable in connection with the transactions contemplated by this Agreement shall be borne by the party responsible therefor under applicable Law. The party required by applicable Law to file any Tax Returns and other documentation with respect to any such Taxes shall prepare and file such Tax Returns and the Buyer and Sellers shall each, and shall each cause its Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation.

(ii) Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for and shall pay any stamp duty or similar tax payable in respect of the transfer of the Capital Securities of JRH/UK and JRH/Australia pursuant to this Agreement.

9.7 Survival. The right to indemnification under this Article IX shall expire 90 days after the expiration of the applicable statute of limitations (including any extensions or tolling thereof).

9.8 Refunds. Except to the extent taken into account in determining the Purchase Price or subject to Section 9.2(d) of this Agreement, CSL shall be entitled to all refunds of Taxes, plus any interest thereon received from a Taxing Authority, with respect to the Companies relating to taxable periods or portions thereof ending on or before the Closing Date, and Buyer shall, upon receipt of any refund by Buyer or the Companies, pay over to CSL any such refund or the amount of any such benefit within five Business Days of the receipt thereof. Buyer shall, if CSL so requests, cause the Companies to file for and obtain any refunds or equivalent amounts to which CSL is entitled to under this Section 9.8 except to the extent that in the Buyer’s discretion such claim for refund reasonably may have an adverse impact on the Tax liability of any of the Companies, Buyer or its Affiliates in a period beginning after the Closing Date. Buyer shall permit CSL to control (at CSL’s expense) the prosecution of any such refund claimed, and shall cause the relevant Company to authorize by appropriate power of attorney such persons as CSL shall designate to represent such entity with respect to such refund claimed.

9.9 Tax Covenants.

(a) Except as required by Law, neither Buyer nor any Affiliate of Buyer shall amend, refile or otherwise modify, or cause or permit the Companies to amend, refile or otherwise modify, any accounting method, election or Tax Return relating in whole or in part to the Companies with respect to any taxable year or period, or portion thereof, ending on or before the Closing Date without the prior written consent of CSL (which consent shall not be unreasonably withheld, delayed or conditioned) if such amendment, refilling or modification would reasonably be expected to have an adverse impact on the Tax liability of any of the Companies in a period ending on or before the Closing Date.

(b) To the extent permitted by Law, neither Buyer nor any Affiliate of Buyer shall carry back, or cause or permit the Companies to carry back, for federal, state, local or non-U.S. Tax purposes to any taxable year or period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period beginning after the Closing Date without a prior written consent of CSL (which consent shall not be unreasonably withheld, delayed or conditioned) if carrying back such item would reasonably be expected to have an adverse impact on the Tax liability of any of the Companies in a period ending on or before the Closing Date.

(c) As of the Closing Date, the Companies shall be released from all tax-sharing agreements or similar arrangements with respect to or involving the Companies, and Buyer and its Affiliates (including the Companies) shall have no further liability with respect thereunder.

(d) Buyer will procure that JRH/UK continues to qualify as a trading company within the meaning of Schedule 7AC to the Taxation and Chargeable Gains Act 1992 for a period of 30 days following the Closing Date.

(e) Buyer shall, at the direction in writing of CSL/UK, procure that JRH/UK accepts and takes all action necessary for any surrender of group relief pursuant to section 402 of the Income and Corporation Taxes Act 1988 from CSL/UK (of any of its Affiliates) to JRH/UK where such surrender would operate to reduce or eliminate a liability for Taxes of JRH/UK for which any Seller is liable under this Agreement (and where such surrender is permitted by law).

ARTICLE X

OTHER PROVISIONS

10.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

10.3 Binding Agreement: Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign this Agreement or any of its rights or obligations under this Agreement without the express prior written consent of the other party hereto; provided, however, that the Buyer shall have the right to transfer and assign the rights hereunder to one or more of its Affiliates so long as Buyer remains obligated with respect hereto and such assignment in no way delays the consummation of the transaction contemplated hereby; and provided, further, that Buyer in any event shall have the right to transfer and assign the right to acquire the shares of JRH/Australia to an Affiliate formed under the laws of Australia so long as the additional filings as identified in Section 6.1(a)(ii) of the Seller Disclosure Schedule are made in accordance with, and within the time periods specified in, the procedures set forth in Section 5.3. Any purported assignment in violation of this Agreement is void.

10.4 Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) and any agreement between Buyer and Sellers making specific reference to this Section 10.4 contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.

10.5 Remedies. Except in the case of fraud (as to which there shall be no limit on the remedies available to or recoverable by Buyer or Sellers on account thereof) and with respect to covenants contained in Article II and Article V (which, if breached, the parties agree would result in irreparable injury for which the non-breaching party would not have an adequate remedy at law and would therefore be entitled to injunctive relief), the sole and exclusive remedy of Buyer and Sellers after the Closing with respect to any Losses relating to this Agreement or any of the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in Article VIII, Article IX and Schedule C. In furtherance of the foregoing, Buyer and Sellers hereby waive, from and after the Closing, any and all rights, claims and causes of action (other than claims or causes of action based on fraud or with respect to covenants contained in Article II and Section 5.2) any of them may have against any other party hereto, or any of the parties’ respective Affiliates, directors, officers, employees or equity owners, arising under or based upon any Law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Article VIII, Article IX and Schedule C).

10.6 No Third-Party Beneficiaries. Except as set forth in Section 5.13, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Sellers, or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.7 Schedules. The inclusion of any matter in any specific Section or Subsection of the Seller Disclosure Schedule or Buyer Disclosure Schedule (including all schedules and exhibits thereto) shall not be deemed to be disclosed for any other Section or Subsection of such Seller Disclosure Schedule or Buyer Disclosure Schedule unless included or referenced in such other Section or Subsection. Inclusion in the Seller Disclosure Schedule or Buyer Disclosure Schedule shall expressly not be deemed to constitute an admission by Buyer, Sellers, or the Companies, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

10.8 Conversion of Amounts into U.S. Dollars. Whenever used in this Agreement, “$” or “Dollars” refers to U.S. Dollars unless the text expressly indicates otherwise. To the extent that any amount payable in U.S. Dollars under this Agreement is based on an amount denominated in a currency other than U.S. Dollars, that amount shall be converted into U.S. Dollars using the U.S. Dollar exchange rate for such currency as published in the United States edition of The Wall Street Journal on the Business Day immediately preceding the date on which such amount is payable. Any amount referenced herein in a currency other than U.S. Dollars shall be deemed a reference to the amounts of U.S. Dollars into which such amount of currency is convertible using the U.S. Dollar exchange rate for such currency as published in the U.S. edition of the United States edition of The Wall Street Journal on the Business Day immediately preceding the date as of which such amount is to be measured in accordance with this Agreement.

10.9 GST Issues.

(a) Unless otherwise expressly stated, all amounts payable under this Agreement are expressed to be exclusive of GST. If GST is payable on a Taxable Supply, the amount payable for that Taxable Supply will be the amount expressed in this Agreement plus GST.

(b) Without limiting paragraph (a) above, if an amount payable under this Agreement is calculated by reference to a Loss incurred by a party, then the Loss must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Loss. A party will be assumed to be entitled to a full Input Credit unless it demonstrates that its entitlement is otherwise prior to the date on which payment must be made.

(c) A party receiving a Taxable Supply (the “Recipient”) is not required to pay an amount on account of GST under paragraph (a) above to the party making the Taxable Supply (the “Supplier”) until the Supplier has provided the Recipient with a Tax Invoice in respect of that Taxable Supply.

(d) In this Section 10.9, the terms “GST”, “Input Tax Credit”, “Loss”, “Tax Invoice” and “Taxable Supply” have the meaning given in section 195-1 of the (Australia) A New Tax System (Goods and Services Tax) Act 1999 (Cth).

10.10 Interpretation; Headings; Etc. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule or Exhibit, such reference is to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

10.11 Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand personally or sent by facsimile or by courier or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to any Seller, to:

CSL Limited

Attn: General Counsel

45 Poplar Road

Parkville,

Victoria 3052

Australia

Fax: +61 3 9387 8454

With copies to:

Edwards & Angell, LLP

101 Federal Street

Boston, MA 02110

U.S.A.

Attention: Albert L. Sokol, Esq.

Fax: +1 617-439-4170

(b)	if to Buyer, to:

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

Attention: Michael R. Hogan, Chief Administrative Officer, Chief Financial Officer and Secretary

Fax: +1 314-286-7878

With copies to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway

St. Louis, MO 63102

Attention: Frederick W. Bartelsmeyer

Fax: +1 314-259-2020

All such notices and communications shall be deemed to have been given or made (i) when delivered by courier, certified mail or by hand, or (ii) when sent by facsimile, with oral confirmation of receipt, such confirmation not to be unreasonable withheld.

10.12 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, U.S.A. APPLIED TO CONTRACTS MADE AND WHOLLY PERFORMED IN SUCH STATE, SUCH CHOICE OF LAW BEING PERMITTED BY PROVISIONS OF NEW YORK GENERAL OBLIGATIONS LAW § 5-1401.1. ANY ACTION TO ENFORCE ANY PROVISION OF THIS AGREEMENT MAY BE BROUGHT ONLY IN A COURT OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY (A) AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS AND TO ACCEPT SERVICE OF PROCESS AT ITS ADDRESS FOR NOTICES AND IN THE MANNER PROVIDED IN SECTION 10.11 FOR THE GIVING OF NOTICES IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND (B) IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT OR INAPPROPRIATE FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVERS, (III) EACH PARTY MAKES THE FOREGOING WAIVERS VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If either party determines that there is a material change by reason of any provision being severed and replaced as aforesaid, the parties hereby agree to conduct good faith negotiations for the purpose of reaching a mutually acceptable provision.

10.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

10.15 Public Announcements. Before the Closing Date neither Buyer, Sellers nor any Company shall make any statement to the public regarding the matters contemplated herein without the consent of the others, except that (a) Sellers, the Companies and Buyer may disclose to their respective employees the fact of this Agreement, the transactions contemplated hereby and the provisions hereof regarding employment, (b) Sellers, the Companies and Buyer may each continue such communications with their respective employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be necessary, appropriate or legally required for the prompt consummation of the transactions contemplated by this Agreement, and (c) the Sellers and Buyer may make such public announcements as it deems legally advisable; provided, however, that the party making any such public announcement shall use reasonable efforts to notify the other party in advance of any such announcements.

10.16 Designation and Authority of Seller Representative.

(a) Sellers hereby appoint CSL as the representative of Sellers (the “Seller Representative”), to be their true and lawful attorney-in-fact for all matters in connection with this Agreement, including without limitation such power and authority to act on behalf of the Sellers with respect to all matters arising under this Agreement, including the compromise of any disputes between Buyer and Sellers relating to this Agreement. The Seller Representative hereby accepts such appointment.

(b) The Seller Representative may take any actions required or permitted to be taken by Sellers under this Agreement. By giving notice to the Seller Representative in the manner provided by Section 10.11, Buyer shall be deemed to have given notice to all Sellers. Any action taken by the Seller Representative may be considered by Buyer to be the action of Sellers for whom such action was taken for all purposes of this Agreement. Further, Buyer may satisfy any obligation owed by Buyer to the Sellers by provision of notice, payment or other obligation to the Seller Representative and Buyer shall be entitled to consider such obligation discharged in full upon such provision of notice, payment or other obligation.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

SIGMA-ALDRICH CORPORATION

By:
Name:
Title:

CSL LIMITED

By:
Name:
Title:	Authorized Signatory

CSL INTERNATIONAL PTY LTD

By:
Name:
Title:	Authorized Signatory

CSL UK HOLDINGS LIMITED

By:
Name:
Title:	Authorized Signatory